UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Emergent BioSolutions Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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April 10, 2015

Dear Fellow Stockholders:

You are cordially invited to attend the Emergent BioSolutions Inc. 2015 annual meeting of stockholders to be held on May 21, 2015 at 9:00 a.m., Eastern time, at the Hilton Washington DC North, 620 Perry Parkway, Gaithersburg, Maryland 20877. Details about the meeting, nominees for the Board of Directors and other matters to be acted on are included in the notice of 2015 annual meeting and proxy statement that follow.

We hope you plan to attend the annual meeting. Please vote your shares, whether or not you plan to attend the meeting, by proxy using one of the methods described in our proxy statement or the Notice of Internet Availability of Proxy Materials. Your proxy may be revoked at any time before it is exercised as explained in our proxy statement.

If you plan to attend the meeting, please bring photo identification for admission. In addition, if your shares are held in the name of a broker, bank or other nominee, please bring with you a proxy, letter or account statement from your broker, bank or nominee confirming your ownership of Emergent BioSolutions Inc. stock so that you can be admitted to the meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee conferring to you its rights to vote the shares at the meeting.

On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your support.

Sincerely,

Fuad El-Hibri

Executive Chairman of the Board of Directors

YOUR VOTE IS IMPORTANT.

PLEASE TAKE TIME TO VOTE AS SOON AS POSSIBLE.

EMERGENT BIOSOLUTIONS INC.

400 PROFESSIONAL DRIVE, SUITE 400

GAITHERSBURG, MARYLAND 20879

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 21, 2015

To Our Stockholders:

The 2015 Annual Meeting of Stockholders of Emergent BioSolutions Inc. will be held on May 21, 2015 at 9:00 a.m., Eastern time, at the Hilton Washington DC North, 620 Perry Parkway, Gaithersburg, Maryland 20877. The annual meeting is being held for the following purposes, which are more fully described in the proxy statement that accompanies this notice:

1.	To elect four Class III directors to hold office for a term expiring at our 2018 annual meeting of stockholders and until their respective successors are duly elected and qualified.

2.	To ratify the appointment by the audit committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015.

3.	To approve, on an advisory basis, the compensation of our named executive officers.

4.	To act upon any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

As of the date of this notice, the company has received no notice of any matters, other than those set forth above, that may properly be presented at the annual meeting. If any other matters are properly presented for consideration at the meeting, the persons named as proxies on the enclosed proxy card, or their duly constituted substitutes, will be deemed authorized to notice of and to vote the shares represented by proxy or otherwise act on those matters in accordance with their judgment.

The close of business on March 31, 2015 has been established as the record date for determining those stockholders entitled to vote at the annual meeting.

Your vote is very important. Please read the proxy statement and then, whether or not you expect to attend the annual meeting, and no matter how many shares you own, vote your shares as promptly as possible. You can vote by proxy over the internet, by telephone or by mail by following the instructions provided in the proxy statement and on the proxy card. Submitting your proxy now will help ensure a quorum and avoid added proxy solicitation costs. If you attend the meeting, you may vote in person, even if you have previously submitted a proxy. However, if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee conferring to you its rights to vote the shares at the meeting.

You may revoke your proxy at any time before the vote is taken by delivering to the company’s Corporate Secretary a written revocation, submitting a proxy with a later date or by voting your shares in person at the meeting, in which case your prior proxy will be disregarded.

By Order of the Board of Directors,

A.B. Cruz III

Executive Vice President, General Counsel and Corporate Secretary

Gaithersburg, Maryland

April 10, 2015

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT.

IN ORDER TO ENSURE THE REPRESENTATION OF YOUR SHARES AT THE ANNUAL

MEETING, PLEASE VOTE BY PROXY AS SOON AS POSSIBLE.

EMERGENT BIOSOLUTIONS INC.

400 Professional Drive, Suite 400

Gaithersburg, Maryland 20879

PROXY STATEMENT

2015 Annual Meeting of Stockholders

This proxy statement and the accompanying proxy card are being furnished to you by the board of directors of Emergent BioSolutions Inc. to solicit your proxy to vote your shares at our 2015 annual meeting of stockholders and at any adjournment or postponement of the meeting. The annual meeting will be held on May 21, 2015 at 9:00 a.m., Eastern time, at the Hilton Washington DC North, 620 Perry Parkway, Gaithersburg, Maryland 20877. This proxy statement and the enclosed proxy card and 2014 annual report are being sent to stockholders on or about April 10, 2015.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving this annual meeting information and proxy?

You are receiving this annual meeting information and proxy from us because you owned shares of common stock of Emergent BioSolutions as of March 31, 2015, the record date for the 2015 annual meeting. The Emergent BioSolutions board of directors has made these materials available to you in connection with the board’s solicitation of proxies for use at our 2015 annual meeting.

This proxy statement describes matters on which you may vote and provides you with other important information so that you can make informed decisions. You are requested to vote on the proposals described in this proxy statement and are invited to attend the annual meeting.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the annual meeting. When you submit your proxy by internet, by telephone or by mail, you appoint each of Daniel J. Abdun-Nabi, our president and chief executive officer, Robert G. Kramer, our executive vice president, corporate services, chief financial officer and treasurer, and A.B. Cruz III, our executive vice president, general counsel and corporate secretary, or their respective substitutes or nominees, as your representatives — your “proxies” — at the meeting to vote your shares in accordance with your instructions. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as the board recommends, as noted below, and as the named proxies may determine in their discretion with respect to any other matters properly presented at the meeting.

Who is entitled to vote at the annual meeting?

Holders of Emergent BioSolutions common stock as of the close of business on the record date, March 31, 2015, may vote at the 2015 annual meeting, either by proxy or in person. As of the close of business on March 31, 2015, there were 38,324,052 shares of Emergent BioSolutions common stock outstanding and entitled to vote. The common stock is the only authorized voting security of the company, and each share of common stock is entitled to one vote on each matter properly brought before the 2015 annual meeting.

How does the board of directors recommend I vote on each of the proposals?

The board recommends that you vote your shares in the following manner:

•	FOR the election of each of our director nominees (Proposal 1);

•	FOR the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for fiscal year 2015 (Proposal 2); and

•	FOR approval of the advisory vote on executive compensation (Proposal 3).

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

You may own shares of Emergent BioSolutions common stock in two different ways:

•

Record Ownership.    If your stock is represented by one or more stock certificates registered in your name or if you have a Direct Registration System account in your name evidencing shares held in book-entry form, then you have a stockholder account with our transfer agent, American Stock Transfer & Trust Company, and you are a “stockholder of record.”

•

Beneficial Ownership.    If your shares are held in a brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or other nominee how to vote your shares, and you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares. You also are invited to attend the annual meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the meeting. Note that a legal proxy from your broker, bank or other nominee is not the form of proxy available on www.proxyvote.com.

How can I vote my shares before the annual meeting?

Even if you plan to attend the annual meeting, we recommend that you vote before the meeting, as described below, so that your vote will be counted if you later decide not to attend the meeting. Voting by internet or by telephone is fast and convenient and your vote is immediately confirmed and tabulated. Submitting a proxy by internet, telephone or mail prior to the annual meeting will not affect your right to attend the annual meeting and vote in person.

If you hold shares in your own name as a stockholder of record, regardless of whether you received your annual meeting materials through the mail or via the internet, you may vote before the annual meeting:

•

By Internet.    To vote by internet, go to http://materials.proxyvote.com/29089Q and follow the instructions you find on this website. Your proxy will be voted according to your instructions. If you vote by internet, you do not need to mail in a proxy card.

•	By Telephone. To vote by phone, call 1-800-690-6903 toll-free and follow the instructions. If you vote by telephone, you do not need to mail in a proxy card.

•	By Mail. If you received your proxy materials by mail, you may vote by completing, signing and returning your proxy card in the enclosed postage-paid envelope.

If you vote by internet or by telephone, please do not mail in your proxy card (unless you intend for it to revoke your prior internet or telephone vote). Your internet or telephone vote will authorize the named proxies to vote your shares in the same manner as if you completed, signed and returned your proxy card. If you sign and return your proxy card or vote over the internet or by telephone but do not provide voting instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the board of directors given above.

If you are a beneficial owner of shares held in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. Please check with your broker, bank or other nominee and follow its voting procedures to vote your shares. Most brokers and nominees offer voting procedures by internet, telephone and mail.

If I am the beneficial owner of shares held in street name by my broker, will my broker automatically vote my shares for me?

If you beneficially hold your shares in street name through a brokerage account and you do not submit specific voting instructions to your broker, your broker may generally vote your shares in its discretion on matters designated as “routine” under rules applicable to broker-dealers. However, a broker cannot vote shares held in street name on matters designated by these rules as “non-routine,” unless the broker receives specific voting instructions from the beneficial holder.

The proposal to ratify the appointment of the company’s independent registered public accounting firm for fiscal year 2015 is considered “routine” under these rules. All of the other proposals to be submitted for a vote of stockholders at the annual meeting are considered “non-routine” and, therefore, are matters on which a broker may not exercise its voting discretion. Accordingly, if you hold your shares in street name through a brokerage account and you do not instruct your broker how to vote with respect to these other proposals, your broker is not permitted to vote on those proposals and your shares will be considered “broker non-votes” on these proposals and will not be taken into account in determining the outcome of the vote on the matter. As a result, we strongly encourage you to utilize the voting procedures made available to you through your broker or other nominee and exercise your right to vote as a stockholder.

What is a “broker non-vote” and how would it affect the vote?

A broker non-vote occurs when a nominee, such as a bank or broker holding shares on behalf of a beneficial owner, does not receive voting instructions from the beneficial owner of the shares and does not have discretionary voting power with respect to the proposal. Brokers will not have discretionary voting power to vote your shares without your voting instructions on any of the items being considered at the 2015 annual meeting, except for the proposal to ratify the appointment of the independent registered public accounting firm. Accordingly, if you fail to provide your bank, broker or other nominee with voting instructions on the other proposals being considered, such failure will result in a broker non-vote with respect to your shares on these proposals.

Because the approval requirement for Proposal 1 (the election of directors) is a plurality of the votes cast (i.e., the nominees who receive the most votes will be the nominees elected by stockholders), a broker non-vote will not affect the outcome of this vote. On all of the other proposals, the affirmative vote of a majority of the votes cast is required for approval. Broker non-votes are not considered votes cast on the matter and, therefore, will not be taken into account in determining the outcome of the vote on the matter.

What does it mean if I receive more than one proxy card from the company?

It means that you have more than one account for your Emergent BioSolutions shares. Please vote by internet or telephone using each of the identification numbers, or complete and submit all proxies to ensure that all of your shares are voted.

What is “householding” and how does it affect me?

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or proxy statement and annual report addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Because we utilize the “householding” rules for proxy materials, stockholders who share the same address generally will receive only one copy of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report, unless we receive contrary instructions from any stockholder at that address. If you prefer to receive multiple copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may obtain additional copies upon written or oral request to Emergent BioSolutions Inc., Attn: Investor Relations, 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879; Telephone: (240) 631-3200. Eligible stockholders of record receiving multiple copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report can request householding by contacting us in the same manner.

If you are a beneficial owner and hold your shares in a brokerage or custody account, you can request additional copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report or you can request householding by notifying your broker, bank or other nominee.

Can I vote in person at the annual meeting?

Yes. If you hold shares in your own name as a stockholder of record, you may attend the annual meeting and cast your vote at the meeting by properly completing and submitting a ballot at the annual meeting. If you are the beneficial owner of shares held in street name, you must first obtain a “legal proxy” from your broker, bank or other nominee and submit that legal proxy along with a properly completed ballot at the meeting. Under a legal proxy, the bank, broker or other nominee confers to you all of its rights as a record holder to grant proxies or to vote at the meeting.

What do I need to bring to be admitted to the annual meeting?

All stockholders must present a form of personal photo identification in order to be admitted to the meeting. In addition, if your shares are held in the name of your broker, bank or other nominee and you wish to attend the annual meeting, you must bring an account statement or letter from the broker, bank or other nominee indicating that you were the owner of the shares on March 31, 2015.

How can I change my vote or revoke my proxy?

If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins by:

•	Notifying our Corporate Secretary in writing that you are revoking your proxy;

•	Delivering another proxy (either by internet, telephone or mail) that is dated after the proxy you wish to revoke; or

•

Attending the annual meeting and voting in person by properly completing and submitting a ballot. (Attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.)

Any written notice of revocation should be delivered to: Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879, Attention: A.B. Cruz III, Corporate Secretary. Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Corporate Secretary at the annual meeting before the voting begins.

If you are the beneficial owner of shares held in street name, please check with your broker or other nominee and follow the procedures your broker or nominee provides if you wish to change your vote with respect to those shares.

What are the voting requirements to elect directors and approve the other proposals described in the proxy statement?

The vote required to elect directors and approve each of the matters scheduled for a vote at the annual meeting is set forth below:

Proposal	Vote Required

1. Election of directors	Plurality of votes cast

2. Ratification of appointment of Ernst & Young LLP	Majority of votes cast

3. Advisory vote on executive compensation	Majority of votes cast

Votes may be cast by proxy or in person. A “plurality” of the votes cast at the meeting means that the nominees who receive the most votes will be the nominees elected by stockholders.

What is the “quorum” for the annual meeting and what happens if a quorum is not present?

In order to conduct business at the annual meeting, the holders of at least a majority of the total number of shares of Emergent BioSolutions common stock issued and outstanding and entitled to vote as of the March 31, 2015 record date, or 19,162,027 shares, must be present in person or represented by proxy. This requirement is called a “quorum.” If you vote by internet or by telephone, or submit a properly executed proxy card, your shares will be included for purposes of determining the existence of a quorum. Proxies marked “abstain” and “broker non-votes” also will be counted in determining the presence of a quorum. If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the annual meeting may be adjourned to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum.

What is an “abstention” and how would it affect the vote?

An “abstention” occurs when a stockholder submits a proxy with explicit instructions to decline to vote regarding a particular matter (or to “withhold” voting authority in the election of directors). Abstentions are counted as present for purposes of determining a quorum. A vote to withhold voting authority with respect to the election of directors is neither a vote cast “for” a nominee nor a vote cast “against” the nominee and, therefore, will have no effect on the outcome of the vote. However, because an abstention is considered a vote “cast” but it is not a vote “for” a particular matter, it will have the same effect as a vote “against” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and the advisory vote on the compensation of our named executive officers.

Does the company offer an opportunity to receive future proxy materials electronically?

Yes. If you vote on the internet, simply follow the prompts for enrolling in electronic proxy delivery service. This will reduce our printing and postage costs, as well as the number of paper documents you will receive.

If you are a stockholder of record, you may enroll in this service at the time you vote your proxy or at any time after the annual meeting and can read additional information about this option and request electronic delivery by going to www.proxyvote.com. If you hold shares beneficially, please contact your broker or other nominee to enroll for electronic proxy delivery.

Who will conduct the proxy solicitation and who will bear the cost?

The costs of soliciting proxies will be borne by us. The solicitation is being made primarily through the mail and electronic mail, but our directors, officers and employees may also engage in the solicitation of proxies in person, by telephone, electronic transmission or by other means. No compensation will be paid by us in connection with the solicitation of proxies, except that we may reimburse brokers, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners.

Who will count the votes?

Broadridge Financial Solutions, Inc. will tabulate the votes cast by internet, telephone and mail. Michael Darling, our Senior Vice President, Finance & Administration, will tabulate any votes cast at the annual meeting and will act as inspector of election to certify the results.

Where can I find the voting results of the meeting?

We will publish the voting results in a Form 8-K filed with the Securities and Exchange Commission within four business days after the annual meeting. You can read or print a copy of that report by going to either the company’s website at www.emergentbiosolutions.com under the section “Investors — SEC Filings” or the Securities and Exchange Commission’s website at www.sec.gov.

If you have any questions about voting your shares or attending the annual meeting, please contact our Investor Relations department at (240) 631-3200.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2015

The company’s proxy statement for the 2015 annual meeting of stockholders and the company’s annual report on Form 10-K for the fiscal year ended December 31, 2014 are available at http://materials.proxyvote.com/29089Q.

CORPORATE GOVERNANCE

General

Our by-laws provide that the number of directors shall be fixed from time to time by the board of directors. The board has established the number of directors at ten. The board of directors is divided into three classes, with one class being elected each year and members of each class serving for staggered three-year terms. Daniel J. Abdun-Nabi, Dr. Sue Bailey, Dr. Jerome Hauer and John E. Niederhuber, M.D. are Class III directors with terms expiring at this annual meeting of stockholders. Fuad El-Hibri and Ronald B. Richard are Class I directors with terms expiring at the 2016 annual meeting of stockholders. Zsolt Harsanyi, Ph.D., General George Joulwan, Louis W. Sullivan, M.D. and Marvin L. White are Class II directors with terms expiring at the 2017 annual meeting of stockholders. For more information regarding the members of our board of directors, please see “Directors and Nominees” beginning on page 15.

Our board of directors believes that good corporate governance is important to ensure that Emergent BioSolutions is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that our board has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct and business ethics are available on our website at www.emergentbiosolutions.com under “Investors — Governance.”

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Emergent BioSolutions and our stockholders. These guidelines, which provide a framework for the conduct of the board’s business, include the following:

•	the board of directors’ principal responsibility is to oversee the management of Emergent BioSolutions;

•	a majority of the members of the board of directors shall be independent directors;

•	the independent directors shall meet regularly in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Independence

Under applicable New York Stock Exchange rules, a director will qualify as “independent” only if our board of directors affirmatively determines that such director has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Our board of directors has established guidelines to assist it in determining whether a director has such a material relationship. Under these guidelines, a director is not considered to have a material relationship with us if our board of directors determines that such director is independent under Section 303A.02(b) of the NYSE Listed Company Manual, even if such director:

•

is an executive officer of another company which is indebted to us, or to which we are indebted, unless the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company with which such director serves as an executive officer; or

•

serves as an officer, director or trustee of a tax-exempt organization to which we make contributions, unless our discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of that organization’s consolidated gross revenues. Our matching of employee charitable contributions would not be included in the amount of our contributions for this purpose.

In addition, ownership of a significant amount of our stock, by itself (as under NYSE listing standards), does not constitute a material relationship. For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of our board of directors who are independent.

Our board of directors has determined that Dr. Bailey, Dr. Harsanyi, Dr. Hauer, General Joulwan, Dr. Niederhuber, Mr. Richard, Dr. Sullivan and Mr. White meet the foregoing standards, that none of these directors has a material relationship with us and that each of these directors is “independent” as determined under Section 303A.02 of the NYSE Listed Company Manual.

Board of Director’s Meetings and Attendance

Our board of directors met seven times during the fiscal year ended December 31, 2014, either in person or by teleconference. During 2014, no director attended fewer than 75% of the total number of meetings of the board of directors and of the committees of which the director was a member during 2014.

Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. All members of our board of directors at the time of the 2014 annual meeting of stockholders attended the annual meeting.

The Board’s Role in Risk Oversight

Our board of directors is actively engaged in oversight of risks we face and consideration of the appropriate responses to those risks. The audit committee of our board of directors periodically discusses risk management, including guidelines and policies to govern the process by which our exposure to risk is handled, with our senior management. The audit committee also reviews and comments on a periodic risk assessment performed by management. After the audit committee performs its review and comment function, it reports any significant findings to our board of directors. The board of directors is responsible for oversight of our risk management programs and, in performing this function, receives periodic risk assessment and mitigation initiatives for information and approval as necessary.

Board Committees

Our board of directors has established five standing committees — audit, compensation, nominating and corporate governance, scientific review and strategic operations — each of which operates under a written charter that has been approved by our board of directors. Current copies of each committee’s charter are available on our website at www.emergentbiosolutions.com under “Investors — Governance.” Alternatively, you can request a copy of any of these documents by writing to Emergent BioSolutions Inc., Attn: Investor Relations, 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879.

Our board of directors has determined that all of the members of each of the audit, compensation, and nominating and corporate governance committees are independent as defined under the rules of the NYSE, including, in the case of all members of the audit committee, the independence requirements of Rule 10A-3 under the Exchange Act.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	assisting the board in overseeing our compliance with legal and regulatory requirements;

•	periodically discussing our risk management policies, and reviewing and commenting on a periodic risk assessment by management;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by Securities and Exchange Commission rules, which is included beginning on page 23 of this proxy statement.

The members of our audit committee are Dr. Harsanyi, Mr. Richard, Dr. Sullivan and Mr. White. Dr. Harsanyi chairs the committee. Our board of directors has determined that each of the members of the committee is “independent” in accordance with NYSE listing standards and that Dr. Harsanyi and Mr. White meet the criteria of the Securities and Exchange Commission for an “audit committee financial expert.” Our audit committee met eight times during 2014, either in person or by teleconference.

Compensation Committee

The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers;

•	determining the compensation of our chief executive officer and executive chairman;

•	reviewing and approving the compensation of our other named executive officers;

•	overseeing the evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans and employee stock purchase plan;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 27 of this proxy statement; and

•	preparing the compensation committee report required by Securities and Exchange Commission rules, which is included beginning on page 42 of this proxy statement.

The processes and procedures followed by our compensation committee in considering and determining executive compensation are described below under “Executive Compensation — Executive Compensation Processes.”

The members of our compensation committee are General Joulwan, Dr. Niederhuber, Dr. Sullivan, and Mr. White. Mr. White chairs the committee. Our board of directors has determined that each of the members of the committee is “independent” in accordance with NYSE listing standards. Our compensation committee met seven times during 2014, either in person or by teleconference.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and making recommendations to the board of directors with respect to management succession planning;

•	developing and recommending to the board of directors corporate governance principles;

•	overseeing director education activities; and

•	overseeing an annual evaluation of the board of directors.

The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates and in making recommendations regarding director compensation are described below under the headings “— Director Nomination Process” and “Director Compensation”, respectively.

The members of our nominating and corporate governance committee are Dr. Bailey, General Joulwan, Mr. Richard and Dr. Sullivan. Mr. Richard chairs the committee. Our board of directors has determined that each of the members of the committee is “independent” in accordance with NYSE listing standards. Our nominating and corporate governance committee met four times during 2014, either in person or by teleconference.

Scientific Review Committee

The scientific review committee’s responsibilities include:

•	reviewing, evaluating and advising the board of directors regarding existing products and technology platforms;

•	reviewing, evaluating and advising the board of directors regarding the priorities with respect to our research and development programs in light of corporate strategy; and

•	providing advice and guidance to management with respect to proposed acquisitions, in-licensing, collaborations and alliances.

The members of our scientific review committee are Dr. Bailey, Dr. Harsanyi and Dr. Niederhuber. Dr. Niederhuber chairs the committee. Our scientific review committee met five times during 2014, each time in person.

Strategic Operations Committee

The strategic operations committee’s responsibilities include evaluating and making recommendations to the board of directors with respect to:

•	our mission, core strategy, strategic plan objectives/success criteria, and the strategic processes;

•	significant acquisition and disposition opportunities;

•	our financial plans and programs and capital structure;

•	our corporate investment policies;

•	our corporate social responsibility activities; and

•	our corporate treasury policies.

The members of the strategic operations committee are Mr. Abdun-Nabi, Mr. El-Hibri, Dr. Harsanyi, Mr. Richard, and Mr. White. Mr. El-Hibri chairs the committee. Our strategic operations committee met six times during 2014, either in person or by teleconference.

Pricing Committee

In January 2014, our board of directors formed a special pricing committee in connection with the offering of our 2.875% Convertible Senior Notes due 2021. The pricing committee consisted of Mr. Abdun-Nabi, Mr. El-Hibri and Mr. White. The pricing committee met two times during January 2014 to determine whether to proceed with the transaction, and ultimately approved the definitive terms of the offering. Our non-employee committee member, Mr. White, was compensated once per day in accordance with other committee telephonic meetings as set forth on the director compensation table on page 20. The pricing committee was dissolved upon closing of the offering on January 29, 2014.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of our board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board of directors.

In considering whether to recommend any particular candidate for inclusion in the board of director’s slate of recommended director nominees, our nominating and corporate governance committee considers the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for a prospective nominee. The committee does not have a formal policy with respect to diversity, but believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Additionally, our corporate governance guidelines state that it is a goal of the board of directors to strive for diversity in the composition of the membership of the board of directors.

Stockholders may recommend to our nominating and corporate governance committee individuals for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate candidates recommended by stockholders by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Governance Structure and Lead Director

In December 2011, the board of directors determined to separate the positions of chief executive officer and board chairman, appointing Mr. El-Hibri as executive chairman of the board and Mr. Abdun-Nabi as chief executive officer, effective April 1, 2012. Mr. El-Hibri previously served as our chief executive officer and chairman of our board of directors from June 2004 through March 2012. The board of directors believes this separate governance structure is optimal because it enables Mr. Abdun-Nabi to focus his entire energy on running the company while affording us the benefits of continued leadership and other contributions from Mr. El-Hibri.

Our corporate governance guidelines provide that in the event the chairman of our board of directors is not an independent director, a majority of the board’s independent directors may appoint an independent director, who has been nominated by the nominating and corporate governance committee, to serve as lead director. Because Mr. El-Hibri is not an independent director, our independent directors, based on the recommendation of the nominating and corporate governance committee, appointed Mr. Richard as the lead director in May 2014. As lead director, Mr. Richard serves as the presiding director at all executive sessions of our non-management or independent directors, facilitates communications between Mr. El-Hibri and other members of the board of directors, determines the need for special meetings of the board of directors and consults with Mr. El-Hibri on matters relating to corporate governance and board performance.

Communicating with the Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond if and as appropriate. The lead director, with the assistance of our corporate secretary, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as the lead director considers appropriate.

Under procedures approved by a majority of our independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders and other interested parties who wish to send communications on any topic to our board of directors, lead director or independent directors as a group should address such communications to the Board of Directors, Lead Director or Independent Directors, as applicable, c/o Corporate Secretary, Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879. The Corporate Secretary will review all such correspondence and forward to the board, lead director or independent directors a summary and/or copies of any such correspondence that deals with the functions of the board or its committees or that he otherwise determines requires their attention.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2015 by (1) each of our directors and director nominees, (2) each of our named executive officers, (3) all of our executive officers and directors as a group and (4) each stockholder known by us to beneficially own 5% or more of our outstanding common stock. There were 38,324,052 shares of our common stock outstanding on March 31, 2015.

Name of Beneficial Owner	Outstanding Shares Beneficially Owned(1)	Right to Acquire Beneficial Ownership(2)	Total Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors and director nominees
Dr. Sue Bailey	10,800	66,700	77,500	*
Zsolt Harsanyi, Ph.D.	10,800	47,100	57,900	*
Jerome Hauer, Ph.D.	500	—	500	*
George Joulwan	1,800	4,700	6,500	*
John E. Niederhuber, M.D.	12,600	37,100	49,700	*
Ronald B. Richard	10,800	98,300	109,100	*
Louis W. Sullivan, M.D.	10,800	134,256	145,056	*
Marvin White	12,600	37,100	49,700	*
Named executive officers
Fuad El-Hibri(3)	5,789,439	370,188	6,159,627	15.9%
Daniel J. Abdun-Nabi	84,942	295,190	380,132	*
Robert G. Kramer	32,087	37,982	70,069	*
Adam Havey	18,407	69,150	87,557	*
Barry Labinger	6,564	19,468	26,032	*
All executive officers and directors as a group (13 persons)	6,002,139	1,217,234	7,219,373	18.3%
5% or greater stockholders
Loomis, Sayles & Co., L.P.(4)	2,078,413	—	2,078,413	5.4%
The Vanguard Group, Inc.(5)	2,057,086	—	2,057,086	5.4%
Broadfin Capital LLC(6)	2,066,719	—	2,066,719	5.4%
BlackRock, Inc.(7)	2,774,801	—	2,774,801	7.2%
Bank of New York Mellon(8)	2,964,008	—	2,964,008	7.7%
Intervac, L.L.C.	4,344,250	—	4,344,250	11.3%

*	Represents beneficial ownership of less than 1% of common stock.

(1)

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of our common stock. The information set forth in the table above is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted, to our knowledge, the persons and entities named in the table above have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated, the address of each of the beneficial owners named in the table above is c/o Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879. Percentage ownership calculations are based on 38,324,052 shares of common stock outstanding as of March 31, 2015.

(2)	Consists of shares of common stock subject to stock options exercisable as of, or within 60 days of March 31, 2015, and shares of common stock issuable under restricted stock unit awards that vest within 60 days of March 31, 2015. Shares of common stock subject to stock options that are exercisable as of or within 60 days of March 31, 2015 and shares of common stock issuable under restricted stock unit awards that vest within 60 days of March 31, 2015 are deemed to be outstanding and beneficially owned by the person holding the option or restricted stock unit for the purpose of calculating the percentage ownership of that person, but are not deemed outstanding for the purpose of calculating the percentage ownership of any other person.

(3)	Mr. El-Hibri has a beneficial ownership interest in 6,159,627 shares of our common stock through his direct holdings in certain entities, his vested restricted stock units and stock options, and shares held by trusts indirectly controlled by Mr. El-Hibri, which represent approximately15.9% of our outstanding common stock. In accordance with the rules and regulations of the SEC, Mr. El-Hibri’s beneficial ownership is deemed to consist of the following shares of our common stock:

•	2,350,331 shares held by Intervac, L.L.C.;

•	1,524,155 shares held by BioVac, L.L.C.;

•	1,914,953 shares held directly by Mr. El-Hibri; and

•	370,188 shares of common stock subject to stock options exercisable within 60 days of March 31, 2015.

For more information regarding beneficial ownership and voting of these shares, see “— Certain Stockholder Ownership” below.

(4)	Based on information contained in Schedule 13G that was filed with the SEC on February 17, 2015, Loomis, Sayles & Co., L.P. is the beneficial owner of 2,078,413 shares of our common stock and has sole voting power with respect to 832,354 shares of our common stock and sole dispositive power with respect to 2,078,413 shares of our common stock as of December 31, 2014. Loomis, Sayles & Co., L.P. expressly disclaims beneficial ownership of the securities listed above. The address of Loomis, Sayles & Co., L.P. is One Financial Center, Boston, Massachusetts 02111.

(5)	Based on information provided in a Schedule 13G/A that was filed with the SEC on February 11, 2015 by The Vanguard Group, Inc., The Vanguard Group, Inc. is the beneficial owner of 2,057,086 shares of our common stock and has sole voting power with respect to 45,748 shares, sole dispositive power with respect to 2,015,638 shares and shared dispositive power with respect to 41,448 shares of our common stock as of December 31, 2014. Aggregate beneficial ownership reported by TheVanguard Group, Inc. is on a consolidated basis and includes shares beneficially owned by the following wholly-owned subsidiaries of The Vanguard Group, Inc., none of which beneficially owns 5% or greater of the outstanding shares of our common stock: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)	Based on information contained in Schedule 13G/A that was filed with the SEC on February 17, 2015, Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd. and Kevin Kotler are beneficial owners of 2,066,719 shares of our common stock and share voting and dispositive power with respect to 2,066,719 shares of our common stock as of December 31, 2014. Each of the individuals and entities listed above expressly disclaims beneficial ownership of the securities listed above except to the extent of any pecuniary interest therein. The address of these reporting persons is c/o Broadfin Capital, LLC, 300 Park Avenue, 25th Floor, New York, New York 10022.

(7)

Based on information provided in a Schedule 13G/A that was filed with the SEC on January 26, 2015 by BlackRock, Inc., BlackRock, Inc. is the beneficial owner of 2,774,801 shares of our common stock and has sole voting power with respect to 2,701,525 shares of our common stock and sole dispositive power with respect to 2,774,801 shares of our common stock as of December 31, 2014. Aggregate beneficial ownership reported by BlackRock, Inc. is on a consolidated basis and includes shares beneficially owned by the following subsidiaries of BlackRock, Inc., none of which beneficially owns 5% or greater of the outstanding shares of our common stock: BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Limited; BlackRock Investment Management, LLC; and BlackRock Japan Co. Ltd. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

(8)	Based on information provided in a Schedule 13G that was filed with the SEC on February 10, 2015 by The Bank of New York Mellon Corporation, The Bank of New York Mellon Corporation, which is a parent holding company or control person, together with numerous direct or indirect subsidiaries, is the beneficial owner of 2,964,008 shares of our common stock and has sole voting power with respect to 2,869,098 shares, shared voting power with respect to 300 shares, sole dispositive power with respect to 2,963,708 shares and shared dispositive power with respect to 300 shares of our common stock as of December 31, 2014. Aggregate beneficial ownership reported by The Bank of New York Mellon Corporation is on a consolidated basis and includes shares beneficially owned by the following direct or indirect subsidiaries of The Bank of New York Mellon Corporation: The Bank of New York Mellon; BNY Mellon, National Association; The Boston Company Asset Management LLC; The Dreyfus Corporation; Lockwood Advisors, Inc.; Mellon Capital Management Corporation; Pershing LLC; MAM (MA) Holding Trust; MBC Investments Corporation; and Pershing Group LLC. The address of The Bank of New York Mellon Corporation is One Wall Street, 31st Floor, New York, New York 10286.

Certain Stockholder Ownership

Mr. El-Hibri and his wife, as tenants by the entirety, hold 89.2% of the ownership interests in BioVac, L.L.C. and have the power to vote and dispose of all shares of our common stock held by BioVac. Mr. El-Hibri disclaims beneficial ownership of these shares for purposes of Section 16 of the Exchange Act or otherwise, except to the extent of his pecuniary interest in 1,359,546 shares.

Mr. El-Hibri’s holdings through Intervac, L.L.C. include 1,638,403 shares of our common stock held by Mr. El-Hibri and his wife, as tenants by the entirety, through their 37.7% equity interest in Intervac, L.L.C.; 127,721 shares held by Mr. El-Hibri’s wife; and 584,207 shares held by trusts indirectly controlled by Mr. El-Hibri or his wife. Mr. El-Hibri disclaims beneficial ownership, for purposes of Section 16 of the Exchange Act or otherwise, of those shares held solely by his wife and those shares held by the trusts.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and holders of more than 10% of our common stock, file reports of ownership and changes in ownership with the SEC and provide us with copies of such reports. We have reviewed such reports received by us and written representations from our directors and executive officers. Based solely on such review, we believe that all ownership reports were timely filed during 2014, except for one late filing of a Form 4 for each of Mr. Abdun-Nabi, Mr. Havey, Mr. Kramer and Mr. Labinger.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

Background

At the 2015 annual meeting, stockholders will have an opportunity to vote for the election of Daniel J. Abdun-Nabi, Dr. Sue Bailey, Dr. Jerome Hauer and John E. Niederhuber, M.D. to serve as Class III directors. If elected, the terms of each of these four director nominees would expire at the 2018 annual meeting of stockholders. The persons named in our proxy card will vote to elect these four nominees as Class III directors, unless you withhold authority to vote for the election of any or all of these nominees by indicating as such in your proxy. Each of the nominees has indicated his or her willingness to serve, if elected. However, if any of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our board of directors, or our board of directors may reduce the number of directors.

Board Recommendation

The board of directors recommends a vote “FOR” the election of each of the Class III director nominees.

DIRECTORS AND NOMINEES

The following paragraphs provide information as of the date of this proxy statement about each Class III director nominee and each member of our board of directors whose term continues after the 2015 annual meeting. The information presented includes information about each such director, including age, all positions and offices held with us, length of service as a director, principal occupation and employment for the past five years and the names of other publicly held companies of which he or she has served as a director during the past five years. For information about the number of shares of common stock beneficially owned by our directors as of March 31, 2015, please see “Stock Ownership Information” beginning on page 12.

Terms to Expire at the 2015 Annual Meeting (Class III Director Nominees)

Daniel J. Abdun-Nabi, age 60, a director since 2009

Mr. Abdun-Nabi has served as our president and chief executive officer since April 2012. From May 2007 to March 2012, Mr. Abdun-Nabi served as our president and chief operating officer. Mr. Abdun-Nabi previously served as our corporate secretary, our senior vice president, corporate affairs and general counsel, and our vice president and general counsel. Prior to joining us, Mr. Abdun-Nabi served as general counsel for IGEN International, Inc., a biotechnology company, and its successor BioVeris Corporation. Prior to joining IGEN, Mr. Abdun-Nabi served as senior vice president, legal affairs, general counsel and secretary of North American Vaccine, Inc. Mr. Abdun-Nabi has served as vice chairman of the board of directors of BioHealth Innovation, a private-public partnership focused on growing the biohealth sector in central Maryland since January 2013 and as a member of the board of directors for the National Association of Manufacturers from March 2012 to March 2014. Mr. Abdun-Nabi received a Master of Law in Taxation from Georgetown University Law Center, a J.D. from the University of San Diego School of Law and a B.A. in political science from the University of Massachusetts, Amherst. We believe Mr. Abdun-Nabi’s qualifications to serve on our board of directors include his extensive experience in senior management positions and his demonstrated business judgment, including his long service as a senior executive of our company.

Dr. Sue Bailey, age 71, a director since 2007

Dr. Bailey has served as a director since June 2007. Dr. Bailey served as a news analyst for NBC Universal, a media and entertainment company, from November 2001 to August 2006. Previously, Dr. Bailey served as Administrator, National Highway Traffic Safety Administration, as Assistant Secretary of Defense (Health Affairs) and as Deputy Assistant Secretary of Defense (Clinical Services). Dr. Bailey is a former faculty member at Georgetown Medical School and U.S. Navy officer, having achieved the rank of Lt. Commander, U.S. Navy Reserve. Dr. Bailey received her D.O. from Philadelphia College of Osteopathic Medicine and a B.S. from the University of Maryland. We believe Dr. Bailey’s qualifications to serve on our board of directors include her medical background and prior senior positions in government.

Dr. Jerome Hauer, age 63, a director since 2015

Dr. Hauer has served as a director since January 2015. He previously served on our board of directors from May 2004 to October 2011. Dr. Hauer was recommended to the nominating and corporate governance committee for election as a director by our executive chairman, Fuad El-Hibri, given his previous service as our director and the conclusion of his appointment as Commissioner, New York State Division of Homeland Security and Emergency Services. Currently, Dr. Hauer is a principal at The Chertoff Group in Washington, D.C., an adjunct professor at the Walsh School of Foreign Service, Georgetown University and a visiting professor at Cranfield University/Defence Academy of the United Kingdom. Before joining the Chertoff Group, Dr. Hauer served from January 2012 until December 2014 as the Commissioner, New York State Division of Homeland Security and Emergency Services and Chairman of the Executive Committee on Counterterrorism. Formerly, Dr. Hauer served as chief executive officer of The Hauer Group from 2006 to 2011 and as senior vice president and co-chair of the homeland security practice of Fleishman-Hillard Government Relations from January 2005 to March 2006. Prior to joining Fleishman-Hillard, Dr. Hauer served as acting assistant secretary for the office of public health emergency preparedness, U.S. department of health and human services, or HHS, from June 2002 to November 2003 and as director of the office of public health preparedness of HHS from May 2002 to June 2002. Dr. Hauer served as the first director of the New York City Mayor’s Office of Emergency Management under Mayor Rudolph Giuliani. He also served as the director of Emergency Medical Services and Emergency Management as well as director of the Department of Fire and Buildings for the State of Indiana under Governor Evan Bayh. Dr. Hauer holds a Ph.D. from Cranfield University/Defence Academy of the United Kingdom. He received an M.H.S. in public health from Johns Hopkins University School of Hygiene and Public Health and a B.A. from New York University. We believe Dr. Hauer’s qualifications to serve on our board of directors include his significant experience in various governmental and public health organizations, as well as his experience on other boards.

Dr. John E. Niederhuber, age 76, a director since 2010

Dr. Niederhuber has served as a director since August 2010. He previously served as the director of the National Cancer Institute (NCI), from 2006 to 2010. Dr. Niederhuber joined the Inova Health System in August 2010 as Executive Vice President and CEO of the Inova Translational Medicine Institute. Dr. Niederhuber is also an adjunct investigator at NCI’s Center for Cancer Research and an adjunct professor of surgery and oncology at the Johns Hopkins University School of Medicine. He currently serves on the board of directors of Cellectar Biosciences, Inc. Prior to joining NCI, Dr. Niederhuber was Director of the University of Wisconsin Comprehensive Cancer Center and professor of surgery and oncology (member of the McArdle Laboratory) at the University of Wisconsin School of Medicine from 1997 to 2005. He chaired the Department of Surgery at Stanford University School of Medicine from 1991 to 1997 and held professorships at the Johns Hopkins University School of Medicine from 1987 to 1991 and at the University of Michigan from 1973 to 1987. Dr. Niederhuber is a graduate of Bethany College in Bethany, West Virginia and the Ohio State University School of Medicine. He trained in general surgery at the University of Michigan. We believe that Dr. Niederhuber’s medical background in oncology, his laboratory research in immunology and cancer biology, and his extensive leadership experience in public and government institutions make him uniquely qualified to serve on our board of directors.

Terms to Expire at the 2016 Annual Meeting (Class I Directors)

Fuad El-Hibri, age 57, a director since 2004

Mr. El-Hibri has served as the executive chairman of our board of directors since April 2012. From June 2004 to March 2012, Mr. El-Hibri served as chief executive officer and as chairman of our board of directors. Mr. El-Hibri previously served as president from March 2006 to April 2007. Mr. El-Hibri served as chief executive officer and chairman of the board of directors of BioPort Corporation from May 1998 until June 2004, when, as a result of our corporate reorganization, BioPort became a wholly owned subsidiary of Emergent BioSolutions and was subsequently renamed as Emergent BioDefense Operations Lansing Inc. Mr. El-Hibri is chairman of East West Resources Corporation, a venture capital and business consulting firm, a position he has held since June 1990. He served as president of East West Resources from September 1990 to January 2004. Mr. El-Hibri is a member of the board of directors of the U.S. Chamber of Commerce, a member of the advisory board of the Yale Healthcare Conference, a member of the board of directors of the International Biomedical Research Alliance, an academic joint venture among the National Institutes of Health, or NIH, Oxford University and Cambridge University. He also serves as chairman of the El-Hibri Charitable Foundation. Mr. El-Hibri has also served as a member of the board of trustees of American University from 2004 to 2010. Mr. El-Hibri received a master’s degree in public and private management from Yale University and a B.A. in economics from Stanford University. We believe Mr. El-Hibri’s qualifications to serve on our board of directors include his service on other boards as well as his prior business experience, including as our chief executive officer and a director.

Ronald B. Richard, age 59, a director since 2005

Mr. Richard has served as a director since January 2005. Mr. Richard has served as the president and chief executive officer of the Cleveland Foundation, the nation’s oldest community foundation, since June 2003. From August 2002 to February 2003, Mr. Richard served as president of Stem Cell Preservation, Inc., a start-up medical research company. After leaving Stem Cell Preservation and prior to joining Emergent BioSolutions, Mr. Richard served as a strategic business advisor for IGEN International, Inc., a biotechnology company. Mr. Richard served as chief operating officer of In-Q-Tel, a venture capital fund that provides technologies to the Central Intelligence Agency, from March 2001 to August 2002. Prior to joining In-Q-Tel, Mr. Richard served in various senior management positions at Matsushita Electric (Panasonic), a consumer electronics company. Mr. Richard is a former U.S. foreign service officer. He served in Osaka/Kobe, Japan and as a desk officer for North Korean, Greek and Turkish affairs at the U.S. Department of State in Washington, D.C. Mr. Richard previously served as chairman of the board of trustees of the International Biomedical Research Alliance, an academic joint venture among the NIH, Oxford University and Cambridge University. Mr. Richard received an M.A. in international relations from Johns Hopkins University School of Advanced International Studies and a B.A. in history from Washington University. He holds honorary doctorates from Notre Dame College and Baldwin Wallace College. We believe Mr. Richard’s qualifications to serve on our board of directors include his past and current industry experience, including his prior senior management positions, including positions in the biotechnology industry.

Terms to Expire at the 2017 Annual Meeting (Class II Directors)

Zsolt Harsanyi, Ph.D., age 70, a director since 2004

Dr. Harsanyi has served as a director since August 2004. Dr. Harsanyi has served as chairman of the board of N-Gene Research Laboratories, Inc., a privately-held biopharmaceutical company, since March 2011. Prior to that, Dr. Harsanyi served as chief executive officer and chairman of the board of directors of Exponential Biotherapies Inc., a private biotechnology company, from December 2004 to February 2011. Dr. Harsanyi served as president of Porton International plc, a pharmaceutical and vaccine company, from January 1983 to December 2004. Dr. Harsanyi was a founder of Dynport Vaccine Company LLC in September 1996. Prior to joining Porton International, Dr. Harsanyi was vice president of corporate finance at E.F. Hutton, Inc. Previously, Dr. Harsanyi directed the first assessment of biotechnology for the U.S. Congress’ Office of Technology Assessment, served as a consultant to the President’s Commission for the Study of Ethical Problems in Medicine and Biomedical and Behavioral Research and was on the faculties of Microbiology and Genetics at Cornell Medical College. Dr. Harsanyi received a Ph.D. from Albert Einstein College of Medicine and a B.A. from Amherst College. We believe Dr. Harsanyi’s qualifications to serve on our board of directors include his industry experience, including his senior executive and financial positions.

General George Joulwan (Ret.), age 75, a director since 2013

General George A. Joulwan (Ret.) has served as a director since July 2013. General Joulwan’s distinguished military career spans 36 years from 1961 to his retirement in 1997. In 1998 General Joulwan founded, and currently serves as president of, One Team, Inc., which provides business consulting services. Previously, General Joulwan served as a director of General Dynamics Corporation from 1998 through 2012, and currently serves on several private company and charitable boards. He was a professor at the United States Military Academy at West Point and served on the Board of Trustees for the United States Military Academy. General Joulwan was a professor of National Security Strategy at the National Defense University. General Joulwan is a graduate of West Point Academy and holds a Master’s degree in Political Science and an Honorary Doctor of Law degree from Loyola University in Chicago. As a retired U.S. Army general, we believe General Joulwan brings a unique perspective to our board. Through his extensive and distinguished military career, he has developed critical leadership and management skills that we believe make him a significant contributor to our board. In addition, we believe General Joulwan’s foreign policy experience, knowledge of the government and the military provide valuable insight into international defense markets and the global defense industry.

Louis W. Sullivan, M.D., age 81, a director since 2006

Dr. Sullivan has served as a director since June 2006. Dr. Sullivan has served as president emeritus of Morehouse School of Medicine since July 2002. Dr. Sullivan served as president of Morehouse School of Medicine from 1981 to 1989 and from 1993 to 2002. From 1989 to 1993, Dr. Sullivan was Secretary of the Department of Health and Human Services. Dr. Sullivan serves on the boards of directors of United Therapeutics Corporation, BioSante Pharmaceuticals and Henry Schein, Inc., all publicly held biotechnology companies. He was a founder and chairman of Medical Education for South African Blacks, Inc., a trustee of Africare, a director of the National Center on Addiction and Substance Abuse at Columbia University and chairman of the board of trustees of the National Health Museum, a non-profit institution developing a museum of health sciences. Dr. Sullivan received his M.D. from Boston University and a B.S. from Morehouse College. We believe Dr. Sullivan’s qualifications to serve on our board of directors include his extensive service on various other boards and service with public institutions, as well as his medical background and prior senior positions in other organizations.

Marvin L. White, age 53, a director since 2010

Mr. White has served as a director since June 2010. Since April 2014, Mr. White has served as president and chief executive officer of The MLW Advisory Group, LLC, a management advisory company targeting the needs of healthcare and related companies. From 2008 to 2014, Mr. White served as system vice president and chief financial officer of St. Vincent Health, and was responsible for finance, materials management, accounting, patient financial services and managed care for all 19 hospitals and 36 joint ventures. Prior to joining St. Vincent Health in 2008, Mr. White was executive director and chief financial officer of LillyUSA, a subsidiary of Eli Lilly and Company, where he also held leadership positions in Corporate Finance and Investment Banking in the Corporate Strategy Group. He serves on the boards of Washington Prime Group and the OneAmerica Financial Insurance Partners, Inc., and has been active with Saving Orphans through Healthcare and Outreach (SOHO) and with the United Way. Mr. White earned his B.A. in Accounting from Wilberforce University and an M.B.A. in Finance from Indiana University. We believe Mr. White’s prior and current financial experience and service on other boards make him strongly qualified to serve on our board of directors.

DIRECTOR COMPENSATION

The compensation of our directors is established by our nominating and corporate governance committee based on market practice information provided by our independent compensation consultant Towers Watson & Co. This compensation is periodically reviewed with respect to cash retainers, meeting fees and equity incentives. The following table sets forth information for the fiscal year ended December 31, 2014 regarding the compensation of our directors who are not also named executive officers.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
Dr. Sue Bailey	$83,643	$96,068	$68,593	$—	$248,304
Zsolt Harsanyi, Ph.D	$109,214	$96,068	$68,593	$—	$273,875
George Joulwan	$74,750	$96,068	$68,593	$—	$239,411
John E. Niederhuber, M.D.	$87,089	$96,068	$68,593	$—	$251,750
Ronald B. Richard	$142,018	$96,068	$68,593	$—	$306,679
Louis W. Sullivan, M.D.	$94,750	$96,068	$68,593	$—	$259,411
Marvin White	$120,696	$96,068	$68,593	$—	$285,357

(1)	The amounts in the “Stock Awards” and “Option Awards” columns reflect the grant date fair value of equity awards granted to the directors named in the table above for the fiscal year ended December 31, 2014, calculated in accordance with SEC rules. The assumptions we used to calculate these amounts are discussed in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. As of December 31, 2014, Dr. Bailey, Dr. Harsanyi, General Joulwan, Dr. Niederhuber, Mr. Richard, Dr. Sullivan and Mr. White held outstanding stock options to purchase 71,400, 51,800, 20,200, 41,800, 103,000, 138,956 and 41,800 shares of our common stock and restricted stock units with respect to 8,300, 8,300, 8,300, 8,300, 8,300, 8,300 and 8,300 shares of our common stock, respectively.

In May 2014, the nominating and corporate governance committee reviewed our outside director compensation program and, based on market data from our 2014 proxy peer group and the recommendations of Towers Watson, determined it was appropriate to revise the program in order to better align with market practices. Under the revised director compensation program, our non-employee directors receive the compensation set forth in the table below. We also reimburse our non-employee directors for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

Element	Program May 2011-May 2014	Program May 2014
Annual Retainer	$35,000	$55,000
Lead Director Additional Retainer	$30,000	$30,000
Board Meeting Fees	$2,000[1]	None
Committee Meeting Fees	$2,000[1]	None
Committee Chair Additional Retainer	$20,000 – Audit $15,000 – Other[2]	$25,000 – Audit $17,500 – Other[2]
Committee Member Additional Retainer	$5,000 – Audit $3,000 – Other[3]	$15,000 – Audit, Strategic Operations[3] $9,000 – Other
Annual Equity Awards	7,200 options 3,600 RSUs	9,400 options[4,6] 4,700 RSUs
Initial Election Equity Awards[5,6]	10,800 options 5,400 RSUs	14,100 options 7,050 RSUs

(1)	Board and Audit Committee fees were reduced to $1,500 for telephonic participation; Compensation, Nominating and Corporate Governance, Scientific Review and Strategic Operations Committee fees were reduced to $1,000 for telephonic participation.

(2)	Other includes: Compensation, Nominating and Corporate Governance and Scientific Review. There is no additional cash retainer for the Chair of the Strategic Operations Committee (Fuad El-Hibri).

(3)	Employee directors (Fuad El-Hibri and Daniel Abdun-Nabi) do not receive additional cash retainers for service on the Strategic Operations Committee.

(4)	In March 2015, the nominating and corporate governance committee reviewed our annual equity grant practices and, based upon market practice and the recommendation of Towers Watson, determined to amend the program to provide for annual equity grants consisting solely of 9,400 restricted stock units. Grants of restricted stock units are made by the board of directors effective on the date of the annual meeting of stockholders, provided that the director continues serving as a director after the annual meeting and has served on our board of directors for at least six months.

(5)	Our director compensation program provides for the award of stock options and restricted stock units upon commencement of service on the board.

(6)	The stock options and restricted stock units vest in three equal instalments on the first, second and third annual anniversaries of the date of grant. The stock options have exercise prices equal to the closing sales price per share of our common stock on the NYSE on the trading day immediately preceding the date of grant. Options granted prior to 2012 expire ten years from the date of grant. Options granted in 2012 and after expire seven years from the date of grant.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP currently serves as our independent registered public accounting firm. After consideration of the firm’s qualifications and past performance, the audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Under New York Stock Exchange and Securities and Exchange Commission rules and the audit committee charter, the audit committee is directly responsible for the selection, appointment, compensation, and oversight of the company’s independent registered public accounting firm and is not required to submit this appointment to a vote of the stockholders. Our board of directors, however, considers the appointment of our independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of Ernst & Young for ratification by our stockholders as a matter of good corporate practice. One or more representatives of Ernst & Young is expected to be present at the annual meeting and will have an opportunity to make a statement and respond to appropriate questions from stockholders. In the event that our stockholders fail to ratify the appointment of Ernst & Young, it will be considered as a direction to the audit committee to consider the appointment of a different firm. Even if the appointment is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

Required Vote and Board Recommendation

Ratification of the appointment of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the matter. Abstentions are considered votes cast and, therefore, will have the effect of a vote against the matter.

The board of directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP.

AUDIT COMMITTEE REPORT

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2014 and discussed them with our management and our independent registered public accounting firm.

The audit committee also has received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with our independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014.

By the Audit Committee of the board of directors of

Emergent BioSolutions Inc.

Zsolt Harsanyi, Chair

Ronald B. Richard

Louis Sullivan, M.D.

Marvin L. White

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit and other services. For 2014, audit fees include an estimate of amounts not yet billed. None of the fees described in the following table were approved using the “de minimis exception” under SEC rules.

	December 31,
	2014	2013
Audit Fees(1)	$2,623,906	$1,680,229
Audit-Related Fees(2)	69,195	655,985
Tax Fees(3)	695,730	353,988
All Other Fees	—	—

	$3,388,831	$2,690,202

(1)	Audit fees consist of fees for the audit of our consolidated financial statements and other professional services provided in connection with statutory and regulatory filings or engagements, along with fees in connection with our convertible debt offering.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit, the review of our financial statements and acquisition-related services, which are not reported under “Audit Fees.”

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of tax returns and claims for refunds, accounted for $86,473 of the total tax fees billed in 2014 and $127,462 of the total tax fees billed in 2013. Tax advice and tax planning services relate to assistance with tax credit and deduction studies and calculations, tax advice related to acquisitions, and audit support.

Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our board of directors has determined to provide our stockholders the opportunity to vote each year to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement.

Our executive compensation programs are designed to attract, motivate, and retain executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “Executive Compensation” section of this proxy statement beginning on page 27, including “Compensation Discussion and Analysis” beginning on page 27 describes in detail our executive compensation programs and the decisions made by the compensation committee and the board of directors with respect to 2014. Highlights of our executive compensation program include the following:

•	pay should be linked to performance;

•	compensation opportunities should be competitive with similarly-sized, commercial biopharmaceutical, diagnostics and medical device companies;

•	the equity compensation program should align executive interests with those of stockholders; and

•	supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.

As we describe in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with those of our stockholders. The board of directors believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Pursuant to Section 14A of the Securities Exchange Act, our board of directors is asking stockholders to approve an advisory vote on the following resolution:

RESOLVED, that the compensation paid to Emergent BioSolutions Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. Although the vote is non-binding, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Vote Required and Board Recommendation

Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions are considered votes cast and, therefore, will have the effect of a vote against the matter. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote on this proposal for your shares to be counted on this proposal.

The board of directors recommends a vote “FOR” the approval of the compensation of our named executive officers.

IDENTIFICATION OF EXECUTIVE OFFICERS

Set forth below is information regarding the positions, ages and business experience of each of our executive officers as of March 31, 2015.

Name	Age	Position

Fuad El-Hibri	57	Executive Chairman

Daniel J. Abdun-Nabi	60	President and Chief Executive Officer

Robert G. Kramer	57	Executive Vice President, Corporate Services Division, Chief Financial Officer and Treasurer

Adam Havey	44	Executive Vice President and President, Biodefense Division

Barry Labinger	51	Executive Vice President and President, Biosciences Division

Fuad El-Hibri.    For more information about Mr. El-Hibri, please see his biography under the caption “Directors and Nominees.”

Daniel J. Abdun-Nabi.    For more information about Mr. Abdun-Nabi, please see his biography under the caption “Directors and Nominees.”

Robert G. Kramer.    Mr. Kramer has served as our executive vice president, corporate services division since September 2012 and as our chief financial officer since December 2012. He is responsible for finance and administration, human resources, IT, investor relations, quality, regulatory affairs and medical affairs. Mr. Kramer joined Emergent in 1999 as our chief financial officer. From 1999 until his retirement in 2010, he held various executive positions with the last being president of Emergent Biodefense Operations Lansing LLC, one of our wholly-owned subsidiaries. Mr. Kramer returned to the company in 2011 as the interim head of the Biosciences division, and then as interim executive vice president, corporate services division before taking his current position. Prior to joining Emergent in 1999, Mr. Kramer held various financial management positions at Pharmacia Corporation, which subsequently merged with the Upjohn Company in 1995 and eventually became part of Pfizer Inc. Mr. Kramer received an M.B.A. from Western Kentucky University and a B.S. in industrial management from Clemson University.

Adam Havey.    Mr. Havey has served as our executive vice president and president, biodefense division since March 2011. Mr. Havey previously served as president of Emergent Biodefense Operations Lansing LLC from January 2009 to February 2011; vice president of business operations from November 2007 to December 2008; and senior director of manufacturing development from June 2006 to November 2007. Mr. Havey received a B.S. in chemical engineering from Michigan State University.

Barry Labinger.    Mr. Labinger has served as our executive vice president and president, biosciences division since August 2013. Prior to joining us, Mr. Labinger served as executive vice president and chief commercial officer at Human Genome Sciences, Inc. from 2005 to 2012. He has held a number of executive positions, including global head of 3M Pharmaceuticals from 2002 to 2005, and senior vice president and general manager commercial operations and vice president, Enbrel marketing, at Immunex Corp. from 2000 to 2002. Mr. Labinger has held a number of leadership positions in pharmaceutical marketing at Bristol-Myers Squibb from 1997 to 2000 and at Abbott Laboratories from 1990 to 1997. Mr. Labinger received his M.B.A. in Marketing, Finance and Management Policy and B.A. in Economics from Northwestern University.

EXECUTIVE COMPENSATION

Executive Compensation Processes

The compensation committee has implemented an annual review program for our executive officers pursuant to which the committee determines annual salary increases, annual cash bonus amounts and annual equity awards granted to our executive officers. Our chief executive officer and senior vice president of human resources prepare compensation recommendations regarding the compensation of each of our executive officers, other than the executive chairman of the board and the chief executive officer, and present these recommendations to the compensation committee for approval. The compensation committee evaluates the overall performance of the chief executive officer and the other executive officers other than the executive chairman based on achievement of corporate goals and objectives, achievement of individual goals, performance of job responsibilities and demonstration of behavioral competencies. The compensation committee then makes individual compensation decisions for the chief executive officer and the executive officers other than the executive chairman based on these evaluations and competitive market data. The compensation committee evaluates the overall performance of the executive chairman based on performance of job responsibilities and makes compensation decisions for the executive chairman based on this evaluation and competitive market data.

The board of directors has delegated to our chief executive officer and our executive chairman the authority to grant stock options and restricted stock units to employees under our Third Amended and Restated 2006 Stock Incentive Plan. Neither our chief executive officer nor our executive chairman has authority to grant options or restricted stock units to himself, to any other director or executive officer, to any other officer or other person whose compensation is determined by the compensation committee, or to any person whom the board of directors or the compensation committee may from time to time designate in writing. In addition, neither the chief executive officer nor the executive chairman has authority to grant, in the aggregate, options and restricted stock units with respect to more than 2,000,000 shares of common stock in any fiscal year or to grant to any person, in any one fiscal year, options and restricted stock units with respect to more than 1,000,000 shares of common stock, in each case as counted against the maximum aggregate number of shares of common stock available for issuance under our Third Amended and Restated 2006 Stock Incentive Plan.

The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2014, the compensation committee retained Towers Watson & Co. as an outside compensation consultant to advise the compensation committee on market compensation practices and the implementation of public company compensation programs and policies and to review recommendations from management on compensation matters. The compensation committee met with the compensation consultant three times in 2014 and four times in 2015 at the time salary, annual bonus targets and equity award guidelines were being considered for the chief executive officer and our other executive officers. This compensation consultant performed executive compensation services in support of the compensation committee. This compensation consultant also collected competitive market data for specific positions and researched market practices on compensation plan and design for the company during 2014. The compensation consultant’s services for the compensation committee and the company during 2014 and 2015 have not raised a conflict of interest.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our executive compensation programs, policies and decisions and the most important factors relevant to an analysis of these programs, policies and decisions. It provides qualitative information regarding the manner and context in which compensation is earned by and awarded to our executives and is intended to place in perspective the data presented in the tables and narrative that follow.

The compensation committee of our board of directors oversees our executive compensation programs. In this role, the compensation committee reviews and approves all compensation decisions relating to our named executive officers. The compensation committee has hired Towers Watson & Co. as its independent compensation consultant to provide competitive compensation data and assist with the implementation of various aspects of our base salary determinations, annual bonus plan, long-term incentive program and other executive compensation decisions from time to time. Towers Watson provides data and advice that the compensation committee considers in making its decisions.

Executive Summary

In 2014, we had a strong year, as evidenced by the following key accomplishments:

•	completed the acquisition and integration of Cangene Corporation;

•	achieved revenue of $450.1 million, which exceeded our corporate goal of at least $425 million;

•	achieved net income of $36.7 million, which exceeded our corporate goal of $36 million;

•	completed a partnering agreement for the development of ES414 in patients with metastatic castration-resistant prostate cancer; and

•	completed an offering of $250 million of convertible senior notes.

During 2014, our compensation committee conducted a thorough review of our overall compensation program and adopted the following guiding principles:

•	achieve simplicity and transparency;

•	maintain fairness and equity;

•	attract and retain top talent;

•	reward teamwork; and

•	employ disciplined use of equity.

To align with these principles, we approved key changes to several of our programs. These included re-aligning our annual incentive program, effective January 1, 2015, to better support our current business structure; increasing our stock ownership guidelines for non-employee directors to better align with market practices; updating our custom data sample under the Radford Survey data, described below, to better reflect the industry and size of our company; and updating our methodology for benchmarking our executive chairman’s compensation to consider factors specific to his role. In addition to these changes, we worked to align our overall compensation practices to the market median and are committed to continuous reviews and re-alignment of our programs to ensure pay-for-performance.

In addition to the changes we implemented in 2014, we previously adopted the following policies in furtherance of good governance practices:

•	anti-hedging policy;

•	recoupment policy;

•	policy against use of tax gross-ups; and

•	policy of requiring double trigger for accelerated equity vesting in the event of a change in control of our company.

Role of Executive Officers in Determining Executive Compensation

The compensation committee approves all compensation decisions relating to our named executive officers, including our executive chairman and our chief executive officer. As part of this process, our chief executive officer, together with our senior vice president human resources, prepares compensation recommendations for each of our named executive officers, other than the executive chairman of the board and the chief executive officer, and presents these recommendations to the compensation committee for approval. The outside compensation consultant retained by the compensation committee, Towers Watson, assists in this effort, periodically meeting with management to gain input on objectives with respect to executive compensation and assisting the compensation committee in its deliberations. Compensation recommendations for the executive chairman and chief executive officer are developed and approved by the compensation committee based on data and context provided by the senior vice president of human resources and Towers Watson. No named executive officer is present when the committee makes decisions regarding his compensation.

Executive Compensation Principles

Our executive compensation programs are based on four key principles:

Executive Compensation Principles:

•       pay should be linked to performance

•       compensation opportunities should be competitive with similarly-sized, commercial biopharmaceutical, diagnostics and medical device companies

•       the equity compensation program should align executive interests with those of stockholders

•       supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives

Pay should be linked to performance.

We believe that a significant portion of each senior executive’s compensation should be variable. The performance of our senior executives has a significant impact on the overall performance of our company. To that end, a significant portion of the compensation opportunity provided to our senior executives is variable and based on performance. We consider both annual cash bonuses and equity awards to be variable compensation.

Compensation opportunities should be competitive with similarly-sized, commercial biopharmaceutical, diagnostics and medical device companies.

The compensation committee reviews data and industry surveys to assist in its compensation decisions, as described below:.

•

2014 Radford Survey data and 2014 Proxy Peer Group.    For 2014, in making compensation decisions for our named executive officers, other than the executive chairman, the compensation committee reviewed a custom data sample from the Radford Global Life Sciences survey data comprised of companies that (1) are in the commercial biopharmaceutical, diagnostics and medical device industries and (2) are similar to us in number of employees and median revenue. Companies were selected with the goal of aligning with the proxy peer group selection criteria. This approach is consistent with our historical methodology of using a blend of the 150-499 employee and 500-plus employee survey cuts. We used the Radford Survey data to assist in setting salaries, target bonus percentages and long-term incentive award guidelines. We refer to this customized data as the “2014 Radford Survey data.”

As a second data point, the compensation committee reviewed data from the proxy statements of select pharmaceutical and/or biotech companies. We refer to this group of companies, which are listed in the table below, as our “2014 proxy peer group.” To be considered for this 2014 proxy peer group, the reference company must have had a similar business industry, at least one marketed product and a market capitalization of less than $6 billion. With the assistance of Towers Watson, we evaluated this pool of potential companies to ensure that an included company had a similar operational focus and size, evaluating the following screening criteria:

•	disease focus on oncology, infectious disease or autoimmunity;

•	R&D expense between 5% and 20% of revenue;

•	employee size of between 750 and 3,000;

•	revenues of between $220 million to $1.4 billion;

•	positive net income; and

•	market capitalization of between $450 million to $2.7 billion.

The 2014 proxy peer group all satisfied at least 75% of the screening criteria. The committee further decided to retain companies from the 2013 peer group that met at least 60% of the 2014 screening criteria in an effort to minimize peer group fluctuations from year to year.

•

2015 Radford Survey data and 2015 Proxy Peer Group.    For 2015, in making compensation decisions for our named executive officers, other than the executive chairman, the compensation committee reviewed a custom data sample from the Radford Global Life Sciences survey data comprised of companies that (1) are in the commercial biopharmaceutical, diagnostic and medical device industries and (2) are similar to us in number of employees and median revenue. The compensation committee considered 2014 Radford Survey data that was updated for 2015 using an annual adjustment factor of 3%. We used the Radford Survey data to assist in setting salaries, target bonus percentages and long-term incentive award guidelines. We refer to this customized data as the “2015 Radford Survey data.”

As a second data point, the compensation committee reviewed data from the proxy statements of select pharmaceutical and/or biotech companies. In November 2014, the management team met with the compensation committee to review the previous proxy peer group methodology and the proposed new proxy peer group methodology. The discussions resulted in revised gating and screening criteria and recommendations, based on this analysis, as to which companies should be included in the company’s 2015 proxy peer group. To be considered for this 2015 proxy peer group, the reference company must have had similar business industry, at least one marketed product and a market capitalization of less than $6.5 billion. The management team proposed, and the compensation committee determined to recommend, to amend the proxy peer group that was used in 2014 to meet the following revised screening criteria:

•	disease focus on oncology, infectious disease or autoimmunity;

•	R&D expense between 5% and 25% of revenue;

•	employee size of between 750 and 3,000;

•	revenues of between $220 million to $1.4 billion;

•	positive net income; and

•	market capitalization of between $450 million to $2.7 billion.

The 2015 proxy peer group includes the following new list of companies, all of which satisfied at least 75% of the revised screening criteria. The committee further decided to retain companies from the 2014 peer group that met a majority of the 2015 screening criteria in an effort to minimize peer group fluctuations from year to year.

2014 Proxy Peer Group	2015 Proxy Peer Group
Acorda Therapeutics, Inc.	Acorda Therapeutics, Inc.
Akorn, Inc.	Akorn, Inc.
Alkermes Inc	Albany Molecular Research Inc.
Auxilium Pharmaceuticals Inc.	Alkermes Inc
Cubist Pharmaceuticals Inc.	Auxilium Pharmaceuticals Inc.
Dendreon Corporation	Cambrex Corporation
Genomic Health Inc.	Cepheid Inc.
Hi-Tech Pharmacal Co., Inc.	Cubist Pharmaceuticals Inc.
Impax Laboratories Inc.	Dendreon Corporation
Lannett Company, Inc	Genomic Health Inc.
The Medicines Company	Impax Laboratories Inc.
Myriad Genetics Inc.	Lannett Company, Inc.
Salix Pharmaceuticals Ltd.	The Medicines Company
Spectrum Pharmaceuticals, Inc.	Myriad Genetics Inc.
United Therapeutics Corporation	Repligen Corporation
Bio-Techne Corporation
United Therapeutics Corporation

•

Executive Chairman Compensation Decisions.    For 2014, in making its compensation decisions for the executive chairman, the compensation committee reviewed market data of a broad range of similarly-sized companies from various industries with an executive chairman role due to the lack of survey benchmarks for the executive chairman position and the limited amount of publicly available compensation information for the executive chairman position from the 2013 specialized peer group (a majority of which no longer have executive chairman positions). A review of this data demonstrated that companies often use very different approaches in determining compensation for the executive chairman position based on company-specific circumstances, which leads to divergent compensation practices across the reference group of companies. The compensation committee’s reference group for the executive chairman position consisted of: Acacia Research Corporation, Atlantic Tele-Network, Inc., CEC Entertainment Inc., comScore, Inc., EV Energy Partners LP, Exam Works Group, Inc., Five Below, Inc., Grand Canyon Education, Inc., Parker Drilling Co., PetroLogistics LP, QLogic Corp. and Vitamin Shoppe, Inc. We refer to this data as the “2014 executive chairman reference group.”

For 2015, in making its compensation decisions for the executive chairman, the compensation committee determined that for purposes of understanding executive chairman pay levels and practices, many executive chairman arrangements are transitional in nature and maintaining a consistent data set is challenging. Due to the lack of benchmark data, the compensation committee determined that in addition to considering factors such as level of involvement, scope of responsibilities, founder status, equity held and tenure, it will also consider internal parity within the executive team and competitive market data summaries for comparable roles when determining appropriate pay recommendations for the executive chairman. We refer to this set of factors as the “2015 executive chairman compensation factors.”

The equity compensation program should align executive interests with those of stockholders.

We believe annual equity awards align the compensation opportunity for our executives with stockholder value creation. We grant a mix of stock options and restricted stock units such that 50% of the value of the total long-term incentive award is intended to be delivered through each form of compensation.

Supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.

No named executive officer received any supplemental benefits or perquisites in 2014. We use supplemental benefits on a very limited case-by-case basis, only to the extent we consider necessary to attract or retain particular executives.

Elements of Executive Compensation

Compensation for our executives generally consists of the following elements:

•	base salary;

•	annual cash bonuses;

•	equity awards;

•	traditional benefits generally available to all employees; and

•	severance and change of control benefits.

Base Salary.    We generally provide base salaries to our named executive officers within a competitive range in an amount based in the aggregate around the 50th percentile of the applicable Radford Survey data as described above, with the exception of our executive chairman whose base salary in 2014 was positioned between the 50th and 75th percentile of the 2014 executive chairman reference group. While we target the market median, we recognize that the percentile for any given executive may vary below or above these targets based on a variety of factors, including the executive’s seniority, time in the role, scope of responsibilities, individual performance and potential future contributions to our company. In addition, we consider our overall financial performance in making decisions to adjust executive salaries. The compensation committee reviews base salaries at least annually and adjusts such salaries from time to time to realign them with market levels after taking into account individual responsibilities, performance and experience. The factors considered in making a specific adjustment to base salary may relate to a change in the emphasis placed on one or more of the factors that were used to set the initial base salary for a particular named executive officer, or reflect a new factor that arises in the course of our operations.

In reviewing the cash compensation for our chief executive officer for 2015, the committee considered his performance and tenure in the role, and determined that it was appropriate to increase his cash compensation to the 50th percentile of the 2015 Radford Survey data in accordance with our compensation philosophy. In order to attain this competitive positioning, a market adjustment, in addition to the merit increase, was approved for Mr. Abdun-Nabi’s base salary. Similarly, in order to attain competitive positioning for Mr. Havey, a market adjustment, in addition to the merit increase, was approved for Mr. Havey’s base salary.

The compensation committee used the information described above in approving the annual base salaries paid to our named executive officers for 2014 and 2015, which are described below.

Name	2014 Base Salary	2015 Base Salary	Increase from 2014
Fuad El-Hibri	$900,016	$936,478	4.1%
Daniel J. Abdun-Nabi(1)	$680,014	$745,014	9.6%
Robert G. Kramer	$455,998	$474,240	4.0%
Adam Havey(2)	$385,008	$415,002	7.8%
Barry Labinger	$429,977	$447,179	4.0%

(1)	Mr. Abdun-Nabi’s 2015 base salary reflects a 4% merit increase and a 5.3% market adjustment.

(2)	Mr. Havey’s 2015 base salary reflects a 3% merit increase and a 4.6% market adjustment.

Annual Cash Bonuses.    The compensation committee has the authority under our Annual Bonus Plan for Executive Officers to award annual cash bonuses to our executives. Each executive other than our executive chairman is eligible for an annual bonus, which is intended to motivate and compensate each executive for achieving financial and operational goals and individual performance objectives. The amount of annual bonuses that are payable under this plan are reviewed and approved by the compensation committee. Amounts are determined as follows:

The philosophy of the compensation committee is to set bonus targets at approximately the 50th percentile as measured against the applicable Radford Survey data. No participant may earn a bonus of more than twice the participant’s target bonus percentage. The corporate factor may range from 0 to 1.5, based on our achievement of corporate goals determined by the compensation committee, and the individual factor may range from 0 to 1.5, based on an evaluation of each participant’s performance of day-to-day responsibilities, behavioural competencies, and achievement of individual goals determined by the compensation committee. The compensation committee may also award discretionary bonuses outside of the framework of the bonus plan. No such discretionary bonuses were awarded to our named executive officers in 2014.

The compensation committee’s assessment of the level of achievement of our corporate goals determines the “corporate factor” component to be applied to bonus calculations. In January 2015, the compensation committee met to determine the corporate factor to be applied to bonuses paid for 2014 performance and approved a corporate factor of 0.90. In reviewing our performance against goals set for 2014, the committee considered both financial and non-financial achievement of goals. In its deliberations, and given that our financial performance is a key driver of shareholder value creation, the committee determined that we had achieved 90% of our overall targets.

The compensation committee reviewed our 2014 corporate goals and assessed the degree to which we achieved those goals, as follows:

Goal	Performance	Achievement
Achieve revenue of at least $425 million	Achieved revenues of approximately $450.1 million	Achieved; the compensation committee considered the fact that we exceeded this goal by approximately $25 million, or approximately 6%
Achieve net income of at least $36 million	Achieved net income of $36.7 million	Achieved; reported net income was $36.7 million, or approximately 2% above the target goal
Complete acquisition of product that will generate revenue within 12 months of acquisition	Progressing on three potential acquisition targets that could be completed in 2015	Goal Not Achieved
Advance product portfolio by initiating partnered Phase 3 study for otlertuzumab	Agreed with the board of directors to initiate Phase 2 triple drug combination studies in 2014 and we are on track to initiate such studies; we continue to pursue partnering discussions with third parties.	Goal Not Achieved; the compensation committee considered the fact that we entered into a partnering agreement for ES414 for up to $183 million with $20 million upfront; financial results are comparable to the targeted otlertuzumab partnering
Advance progress of Building 55 licensure by completing all activities to support sBLA submission in first half of 2015	Initiated final pivotal rabbit study; Final data from ongoing non-clinical targeted to be submitted second quarter of 2015	Achieved
Initiate Factor IX US launch following FDA approval	Agreement reached with the FDA on path to approval and complete response letter issues addressed with no financial impact; Launch targeted for first half of 2015	Goal Not Achieved

After comparing our existing annual incentive program to the revised guiding principles as well as competitive practices within the industry, we adopted a new annual incentive plan effective January 1, 2015. The resulting changes ensure our incentive compensation programs will be competitive as we grow and advance our strategic vision. These changes will result in a competitive and appropriate pay-for-performance outcome design that is aligned with competitive practices at all levels of performance and supports our current business structure. Key plan design changes were made across the plan, including the formula, target opportunities, performance measures, levels and weights, the number of performance measures, performance and payout standards and funding.

Equity Awards.    We use stock option and restricted stock unit awards as the forms of long-term incentive compensation for executives and other employees. All stock option and restricted stock unit awards to named executive officers are approved by the compensation committee.

Equity awards to named executive officers in 2015 were determined using Radford Survey data. The survey data sets forth a dollar value for the amount of equity grants that we may make to named executive officers. Target equity award values are intended to align with the market 50th percentile, but actual grants may be positioned above or below based on individual performance. The committee approved equity grant guidelines that set forth a dollar value for the amount of annual equity grants that we may make to executives and other employees and include a recommended minimum, midpoint and maximum target value of equity to be awarded at each participant level.

Over the range of equity grant values permitted by the guidelines, the total value to be awarded to each named executive officer is a reflection of each named executive officer’s individual factor. The following calculations formed the basis for the number of stock options and restricted stock units granted to our named executive officers:

•

The number of options is equal to 50% of the total desired long-term incentive value divided by 50% of the closing price of our common stock on the NYSE on the date of grant, which we believe approximates the Black-Scholes valuation of a stock option.

•	The number of restricted stock units is equal to 50% of the desired long-term incentive value divided by the closing price of our common stock on the NYSE on the date of grant.

We generally make an annual equity grant to all executives and eligible employees on the third full trading day following the release of our financial results for the prior fiscal year. We generally make an equity grant on the third full trading day following the release of our financial results for the most recently completed fiscal quarter to executives and eligible employees who have been hired or promoted since the occurrence of the last equity grant. If circumstances warrant, we also may make equity grants at various other points throughout the year. The compensation committee makes all awards to named executive officers, while our chief executive officer and executive chairman have been authorized to make awards to eligible employees other than executive officers.

The exercise price of all stock options we grant is equal to the fair market value of our common stock on the date of grant, which we consider to be the closing sales price of our common stock on the NYSE on the trading day immediately preceding the date of grant. Stock options and restricted stock units vest in three equal annual instalments beginning one year from the date of grant and stock options have a seven-year term. The vesting feature of our stock option and restricted stock unit awards is intended to aid in executive retention by providing an incentive to our executives to remain in our employ during the vesting period.

The compensation committee reviews all components of each executive’s compensation when determining equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. The compensation committee may consider the value of previously granted equity awards in making future grants, but a significant amount of value represented by previous awards or a significant level of stock ownership will not necessarily cause the committee to forego making, or reduce the amount of, any future award.

With stock options, executives are rewarded if our stock price increases above the exercise price of the stock option. We believe that stock option awards are an effective method of motivating executives to manage our company in a manner that is consistent with the long-term interests of our stockholders. We believe that restricted stock units are another effective tool for motivating, retaining and incentivizing executives, particularly when used in addition to stock option awards. The stock ownership opportunities afforded by restricted stock units align motivation of executives with the goals of stockholders even in situations where declines in our stock price diminish the retentive or incentivizing effects of stock options. In addition, we believe that stock options and restricted stock units are simple for participants to understand because we have engaged in broad training to ensure that these forms of equity-based compensation are familiar to our executives. The compensation committee has reviewed and will continue to monitor market trends with respect to equity incentives and may periodically evaluate the appropriateness of other forms of equity-based compensation.

Benefits.    We maintain broad-based benefits that are generally available to all employees, including health insurance, life and disability insurance, dental insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We provide a matching contribution for each 401(k) plan participant of 50% of the participant’s elective deferrals for the year up to 6% of the participant’s eligible compensation, subject to IRS limitations. The matching contribution is fully and immediately vested.

Executive Severance Arrangements. Compensation for named executive officers includes severance and change of control arrangements, which are reflected in our 2011 Senior Management Severance Plan, or the Senior Management Severance Plan. Our Senior Management Severance Plan provides for payments and benefits as a result of involuntary termination without cause or termination of employment in particular circumstances in connection with a change of control. The compensation committee periodically reviews benchmarking data to evaluate whether the benefits to be received by each executive continue to be competitive compared to our updated proxy peer group. The Senior Management Severance Plan is designed based on our understanding of market practice at comparable companies for similarly situated executives and in a manner that we believe is likely to attract and help retain high quality executive talent. The Senior Management Severance Plan is described in greater detail under “— Executive Compensation — Payments Upon Termination or Change of Control.”

In making its decision to adopt the Senior Management Severance Plan, the compensation committee considered the views of Towers Watson that the program was generally consistent with market practice, as well as information on the potential costs associated with the program. The triggers for benefits are based on the compensation committee’s view of market practice and the compensation committee’s view that some level of income continuation should be provided in the event a named executive officer’s employment is terminated without cause or by the executive with good reason as those terms are defined in the Senior Management Severance Plan. In addition, the compensation committee believes that, based on its view of market practice, the vesting of outstanding equity awards should accelerate if the executive is terminated without cause or leaves for good reason following a change in control. We do not provide any payments or benefits in the case of termination by an executive without good reason or in the case of termination for cause.

Targeted Mix of Compensation for 2014

The following charts set forth information regarding the targeted mix of compensation for 2014 for our executive chairman, chief executive officer and our other named executive officers.

Executive Chairman	Chief Executive Officer	Average of Other Named Executive Officers

(1)	Based on target annual cash bonuses for 2014.

(2)	The target value delivered by long-term equity-based awards is calculated based on a modified Black-Scholes model as described further in the “Equity Awards” discussion.

Elements of 2015 Executive Compensation Decisions

The following sections set forth a detailed discussion of specific compensation committee decisions made in the first quarter of 2015 regarding the award of bonuses to our named executive officers for fiscal year 2014 performance, the award of equity grants in March 2015 and the establishment of base salaries and target bonuses for fiscal 2015.

Fuad El-Hibri.    Mr. El-Hibri serves as our executive chairman. In this role, Mr. El-Hibri is not eligible for an annual cash bonus. In March 2014, the compensation committee used the 2014 executive chairman reference group to determine his 2014 base salary and 2014 equity award. In March 2015, the compensation committee evaluated Mr. El-Hibri’s 2014 performance and referenced the 2015 executive chairman compensation factors for the purpose of determining his 2015 base salary and 2015 equity award, taking into account, among other factors, the following:

•	board leadership and direction, including the annual board strategy retreat, operations of the board and its committees and the recruitment and return of a former director;

•	maintenance of critical external relationships, including with congressional and business leaders;

•	merger and acquisitions transaction guidance, including involvement in negotiations, due diligence planning, valuation analysis, structuring, deal completion and integration;

•	strategic and financial planning guidance, including guidance for the business foundation and strategic objectives and participation in the development of five-year plans; and

•	support for the executive team, including mentoring and advising the CEO team and others on strategic, business development, management, culture and succession planning matters.

Based on its evaluation of Mr. El-Hibri’s 2014 performance and reference to the 2015 executive chairman compensation factors, the compensation committee increased Mr. El-Hibri’s base salary from $900,016 to $936,478 and approved an equity award of $2.1 million to Mr. El-Hibri, which was granted on March 9, 2015.

Daniel J. Abdun-Nabi.     Mr. Abdun-Nabi serves as our president and chief executive officer. In March 2014, the compensation committee used the 2014 Radford Survey data in approving a target annual cash bonus percentage for Mr. Abdun-Nabi of 80% of base salary. In March 2015, the compensation committee evaluated Mr. Abdun-Nabi’s performance in his role as president and chief executive officer taking into account, among other factors, the following:

•	progress towards the achievement of our corporate goals described above;

•	completion of a $250 million senior convertible notes offering;

•	completion of the Cangene acquisition and integration;

•	completion of the ES414 partnering agreement providing for up to $183 million;

•	progress towards multiple Ebola vaccine and therapeutic countermeasures including an agreement for manufacture of MVA-Ebola vaccine for clinical testing in the first quarter of 2015; and

•	progress in streamlining biosciences division towards achieving break-even operations.

Based on its evaluation, the compensation committee determined to award Mr. Abdun-Nabi a cash bonus of $489,610 for his contributions to our performance in 2014.

Based on the performance evaluation and the market data from the 2015 Radford Survey data, in March 2015, the compensation committee increased Mr. Abdun-Nabi’s base salary from $680,014 to $745,014, which reflects a 4% merit increase, as well as a 5.3% market adjustment, determined to maintain his target annual cash bonus percentage of 80% of base salary and approved an equity award of $2.736 million to Mr. Abdun-Nabi, which was granted on March 9, 2015. These adjustments bring Mr. Abdun-Nabi’s total direct compensation to the 47th percentile of the Radford Survey data and align with our stated compensation philosophy. The following represents Mr. Abdun-Nabi’s total target direct compensation for 2015 as compared to the 2015 Radford Survey data. Specific percentiles have been approximated on a straightline basis between the 25th and 50th and 50th and 75th percentiles for illustrative purposes only.

Robert G. Kramer.    Mr. Kramer serves as our executive vice president, corporate services division and chief financial officer. In March 2014, the compensation committee used the 2014 Radford Survey data in approving a target annual cash bonus percentage for Mr. Kramer of 50% of base salary. In March 2015, the compensation committee evaluated Mr. Kramer’s performance, taking into account, among other factors, the following:

•	progress towards the achievement of our corporate goals described above;

•	completion of a $250 million convertible senior notes offering;

•	completion of the Cangene acquisition and integration;

•	established program and timeline for our SAP upgrade;

•	enhancement of human resources systems, including revamping the annual bonus, recruiting and performance appraisal systems; and

•	implementation of RACI model to enable delegation of quality, finance and human resources functions to operating divisions.

Based on its evaluation, the compensation committee determined to award Mr. Kramer a cash bonus of $205,199 for his contributions to our performance in 2014.

Based on the performance evaluation and the market data from the 2015 Radford Survey data, in March 2015, the compensation committee increased Mr. Kramer’s 2014 base salary from $455,998 to $474,240, determined to maintain his target annual cash bonus percentage of 50% of base salary and approved an equity award of $957,500 to Mr. Kramer, which was granted on March 9, 2015. The following represents Mr. Kramer’s total target direct compensation for 2015 as compared to the market data from the 2015 Radford Survey data. Specific percentiles have been approximated on a straightline basis between the 25th and 50th and 50th and 75th percentiles for illustrative purposes only.

Adam Havey.    Mr. Havey serves as our executive vice president and president, biodefense division. In March 2014, the compensation committee used the 2014 Radford Survey data in approving a target annual cash bonus percentage for Mr. Havey of 50% of base salary. In March 2015, the compensation committee evaluated Mr. Havey’s performance, taking into account, among other factors, the following:

•	progress towards the achievement of our corporate goals described above;

•	increased BioThrax production by nearly 20% through process enhancements;

•	acquired broad spectrum antibiotics portfolio with one candidate under DoD contract;

•	advanced product portfolio by post-exposure prophylaxis submission for BioThrax and early anthrax immune globulin therapeutic candidate submission without requirement of an advisory committee review;

•	progress towards multiple Ebola vaccine and therapeutic countermeasures including an agreement for manufacture of MVA-Ebola vaccine for clinical testing in the first quarter of 2015; and

•	revamped sales and marketing function to address broad portfolio and international markets.

Based on its evaluation, the compensation committee determined to award Mr. Havey a cash bonus of $173,254 for his contributions to our performance in 2014.

Based on the performance evaluation and the market data from the 2015 Radford Survey data, in March 2015, the compensation committee increased Mr. Havey’s 2014 base salary from $385,008 to $415,002, which reflects a 3% merit increase as well as a 4.6% market adjustment. The committee determined to maintain Mr. Havey’s target annual cash bonus percentage of 50% of base salary and approved an equity award of $540,000, which was granted on March 9, 2015. These adjustments bring Mr. Havey’s total direct compensation to the 50th percentile of the Radford Survey data and align with our stated compensation philosophy. The following represents Mr. Havey’s total target direct compensation for 2015 as compared to the market data from 2015 Radford Survey data. Specific percentiles have been approximated on a straightline basis between the 25th and 50th and 50th and 75th percentiles for illustrative purposes only.

Barry Labinger.    Mr. Labinger serves as our executive vice president and president, biosciences division. In March 2014, the compensation committee used the 2014 Radford Survey data in approving a target annual cash bonus percentage for Mr. Labinger of 50% of base salary. In March 2015, the compensation committee evaluated Mr. Labinger’s performance, taking into account, among other factors, the following:

•	progress towards the achievement of our corporate goals described above;

•	completion of the Cangene acquisition and integration;

•	completion of the ES414 partnering agreement providing for up to $183 million;

•	finalized and secured FDA approval for ES414 Phase 1 protocol;

•	progress in streamlining biosciences division towards achieving break even operations; and

•	advancement of ADAPTIR pipeline through development of new RTCC candidates.

Based on its evaluation, the compensation committee determined to award Mr. Labinger a cash bonus of $193,490 for his contributions to our performance in 2014.

Based on the performance evaluation and the market data from the 2015 Radford Survey data, in March 2015, the compensation committee increased Mr. Labinger’s 2014 base salary from $429,977 to $447,179, determined to maintain his target annual cash bonus percentage of 50% of base salary and approved an equity award of $624,000 to Mr. Labinger which was granted on March 9, 2015. The following represents Mr. Labinger’s total target direct compensation for 2015 as compared to the market data from the 2015 Radford Survey data. Specific percentiles have been approximated on a straightline basis between the 25th and 50th and 50th and 75th percentiles for illustrative purposes only.

Consideration of Say-on-Pay Vote Results

Our board of directors has determined to provide our stockholders the opportunity to vote each year to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in our proxy statement. At our 2014 annual meeting, we held a non-binding stockholder advisory vote on executive compensation (“say-on-pay”). Our stockholders approved our 2014 executive compensation, with more than 90% of voting stockholders casting their vote in favor of the say-on-pay resolution. Because most of the significant 2014 compensation decisions had already been made at the time of the vote, the committee primarily considered the results of the 2014 say-on-pay vote relating to 2014 executive compensation along with other factors when making executive compensation decisions for 2015. In making executive compensation decisions for 2015, the committee’s main considerations included our stockholders’ support for our executive compensation program and the committee’s satisfaction with the 2014 pay mix and levels. The committee will continue to consider our stockholders’ views when making executive compensation decisions in the future.

Other Executive Compensation Practices

Stock Ownership Requirements and Hedging Policies.    Because we believe it is important for executives to have an equity stake in our company to help align their interests with those of our stockholders, in January 2012 we adopted a formal stock ownership requirement for our directors and employee executive officers. Directors and employee executive officers must directly or indirectly hold stock or restricted stock units in our company with a value equal to the amounts set forth in the table below. In May 2014, we revised the stock ownership requirement for our non-employee directors from one to three times the base annual retainer.

Position	Requirement
Non-employee Directors	Three times the base annual retainer
Chief Executive Officer	Three times base salary
Employee Executive Officers	One time base salary

Our directors, chief executive officer and employee executive officers have five years to satisfy the ownership requirements, which are measured from January 2012 for all existing directors and executive officers or from the date of appointment for newly hired directors or executive officers. Until these ownership requirements are satisfied, our directors, chief executive officer and employee executive officers must retain 50% of after-tax shares after vesting of restricted stock units or exercise of stock options. Our insider trading policy prohibits our directors and executive officers from entering into derivative transactions such as puts, calls, or short sales of our common stock, among many other actions. We provide training and distribute periodic reminders to our directors and executive officers regarding this policy.

Compensation Recovery Policy.    In 2011, we adopted a compensation recovery policy pursuant to which certain incentive based compensation can be recouped from a current or former executive if the board of directors determines that:

•	such compensation has been awarded or received by such executive based on financial results that were achieved or operating metrics that were satisfied, as a result of fraudulent or illegal conduct;

•	certain restatements of our financial results are required due to material noncompliance with financial reporting requirements by such executive; or

•	such executive engaged in intentional misconduct that contributed in any material respect to improper accounting or incorrect financial data resulting in a restatement of our financial results.

Tax and Accounting Considerations.    Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. We periodically review the potential consequences of Section 162(m) of the Internal Revenue Code and we may structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interest of our stockholders.

Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments if such executive receives compensatory payments or benefits that are contingent on a change-in-control, and the aggregate amount of such payments and benefits equals or exceeds three times the executive’s base amount (which is generally such executive’s average compensation from us over the five years prior to the change-in-control). The portion of the payments and benefits in excess of one times base amount are treated as excess parachute payments and are subject to a 20% excise tax, in addition to any applicable federal income and employment taxes. Also, our compensation deduction in respect of the executive’s excess parachute payments is disallowed. If we were to undergo a change-in-control, certain amounts received by our executives (for example, certain severance payments and amounts attributable to the accelerated vesting of stock options and restricted stock units) could be excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code. As discussed below under “Payments Upon Termination or Change in Control” we do not provide executive officers with tax gross up payments in the event that Sections 280G and 4999 apply to their compensatory payments.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, or the Exchange Act, except to the extent that Emergent BioSolutions Inc. specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the

board of directors of Emergent BioSolutions Inc.

Marvin L. White, Chair

General George Joulwan

John E. Niederhuber, M.D.

Louis W. Sullivan, M.D.

Compensation Committee Interlocks and Insider Participation

During 2014, Mr. White, General Joulwan, Dr. Niederhuber and Dr. Sullivan served as members of our compensation committee. No member of the compensation committee was at any time during 2014, or formerly, an officer or employee of us or any subsidiary of our subsidiaries, and no member of the compensation committee had any relationship with us during 2014 requiring disclosure under Item 404 of Regulation S-K.

During 2014, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more executive officers who served as a member of our board of directors or compensation committee during 2014.

SUMMARY COMPENSATION TABLE

The following table sets forth information for the fiscal years ended December 31, 2014, 2013 and 2012 regarding the compensation of our executive chairman, chief executive officer, our chief financial officer and our two other most highly compensated executive officers who were serving as executive officers on December 31, 2014. We refer to these individuals throughout this proxy statement as our “named executive officers.”

Name and Principal Position	Year	Salary(1)	Bonus(2)	Option Awards(3)	Stock Awards(4)	All Other Compensation(5)	Total

Fuad El-Hibri	2014	$881,493	$—	$1,122,298	$1,579,782	$7,800	$3,591,373
Executive Chairman	2013	$726,297	$—	$258,639	$306,632	$3,904	$1,295,471
of the Board of Directors	2012	$726,228	$159,515	$204,894	$253,929	$63,862	$1,408,428

Daniel J. Abdun-Nabi	2014	$690,554	$489,610	$1,229,190	$1,730,232	$7,800	$4,147,386
President and Chief	2013	$589,695	$459,190	$505,281	$599,035	$7,650	$2,160,850
Executive Officer	2012	$538,743	$321,591	$360,619	$446,913	$7,500	$1,675,365

Robert G. Kramer	2014	$454,311	$205,199	$519,466	$731,211	$7,800	$1,917,987
Executive Vice President, Corporate Services Division, Chief Financial Officer and Treasurer	2013	$428,560	$265,640	$48,747	$57,800	$—	$800,746
	2012	$396,253	$52,793	$133,405	$463,675	$—	$1,046,126

Adam Havey	2014	$385,418	$173,254	$280,567	$394,945	$7,800	$1,241,984
Executive Vice President,	2013	$332,648	$142,183	$147,738	$175,145	$7,650	$805,364
Biodefense Division	2012	$322,123	$130,774	$93,627	$116,034	$7,500	$670,058

Barry Labinger	2014	$429,653	$193,490	$280,567	$394,945	$—	$1,298,655
Executive Vice President,	2013	$138,944	$78,539	$269,387	$317,073	$50,000	$853,944
Biosciences Division

(1)	Includes amounts deferred at the direction of the executive officer to our 401(k) plan and amounts paid to such executive officer for accrued and unused paid time off.

(2)	Represents cash bonuses paid in March following the year indicated, for performance in the year indicated.

(3)	The amounts in the “Option Awards” column reflect grant date fair value of stock option awards granted to the named executive officers in the fiscal years indicated, calculated in accordance with SEC rules. For a discussion of our valuation assumptions, see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(4)	The amounts in the “Stock Awards” column reflect grant date fair value of restricted stock unit awards granted to the named executive officers in the fiscal years indicated, calculated in accordance with SEC rules. For a discussion of our valuation assumptions, see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(5)	Represents 401(k) plan matching contributions. For Mr. Labinger, the 2013 amount represents a signing bonus. For Mr. El-Hibri, the 2012 amount represents $3,862 in 401(k) matching contributions and reimbursement of $60,000 in filing and legal fees incurred by Mr. El-Hibri in connection with required filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Employment Agreements

None of our named executive officers has an employment agreement with us.

Each of our named executive officers is eligible for severance benefits pursuant to the Senior Management Severance Plan, as summarized under “— Payments Upon Termination or Change of Control.”

On an annual basis, the compensation committee determines salary increases, cash bonus amounts and equity awards for our named executive officers. In addition, the compensation committee determines target annual cash bonuses as a percentage of each named executive officer’s annual base salary. We do not have any formal or informal policy for the amount of executive salary and bonus in proportion to total compensation.

2014 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Number of Shares of Stock or Units(1)	Number of Securities Underlying Options(2)	Exercise Price of Option Awards ($/sh)(3)	Grant Date Fair Value of Stock and Option Awards(4)
Fuad El-Hibri	3/11/2014	56,240	—	$—	$1,579,782
	3/11/2014	—	112,479	$28.09	$1,122,298
Daniel J. Abdun-Nabi	3/11/2014	61,596	—	$—	$1,730,232
	3/11/2014	—	123,192	$28.09	$1,229,190
Robert Kramer	3/11/2014	26,031	—	$—	$731,211
	3/11/2014	—	52,062	$28.09	$519,466
Adam Havey	3/11/2014	14,060	—	$—	$394,945
	3/11/2014	—	28,119	$28.09	$280,567
Barry Labinger	3/11/2014	14,060	—	$—	$394,945
	3/11/2014	—	28,119	$28.09	$280,567

The following table sets forth information regarding each grant of an award made to each named executive officer during the fiscal year ended December 31, 2014 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

(1)	Represents shares of common stock underlying a restricted stock unit award.

(2)	Represents shares of common stock issuable upon exercise of stock options.

(3)	Represents the fair market value of our common stock on the date of grant, which we consider to be the closing sales price of our common stock on the NYSE on the trading day immediately preceding the date of grant.

(4)	The amounts in the “Grant Date Fair Value of Stock and Option Awards” column reflect the grant date fair value of each equity award calculated in accordance with SEC rules. For a discussion of our valuation assumptions, see Notes 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

In 2014, all equity awards granted to our named executive officers were under our Second Amended and Restated 2006 Stock Incentive Plan, as amended, and vest in three equal instalments on the day prior to the first, second and third annual anniversaries of the grant date. All stock options have an exercise price equal to the closing sale price per share of our common stock on the NYSE on the trading day immediately preceding the date of grant. Under the terms of the agreements governing the restricted stock unit awards granted to our named executive officers in 2014, each named executive officer is entitled to receive, at the time of the issuance of any shares upon vesting of the applicable restricted stock unit award, an amount of cash equal to the aggregate amount of all dividends paid by us between the date of grant and the issuance of such shares, if any.

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding unexercised stock options outstanding as of December 31, 2014 for each of the named executive officers.

Name	Exercisable	Unexercisable		Option Award Exercise Price		Option Award Expiration Date	Unvested Stock Awards		Market Value Unvested Stock Awards
Fuad El-Hibri	33,333	—			$7.00	3/10/2015	—			$—
	107,900	—			$18.90	3/9/2016	—			$—
	84,594	—			$15.91	3/8/2017	—			$—
	80,250	—			$24.15	3/14/2018	—			$—
	21,388	10,694	(1)		$15.83	3/12/2019	—			$—
	13,935	27,869	(2)		$14.67	3/11/2020	—			$—
	—	112,479	(3)		$28.09	3/10/2021	—		$
	—	—			$—	—	5,347	(6)		$145,599	(11)
	—	—			$—	—	13,934	(7)		$379,423	(11)
	—	—			$—	—	56,240	(8)		$1,531,415	(11)
Daniel J. Abdun-Nabi	63,209	—			$18.90	3/9/2016	—			$—
	38,006	—			$15.91	3/8/2017	—			$—
	42,000	—			$24.15	3/14/2018	—			$—
	37,643	18,822	(1)		$15.83	3/12/2019	—			$—
	27,223	54,446	(2)		$14.67	3/11/2020	—			$—
	—	123,192	(3)		$28.09	3/10/2021	—			$—
	—	—			$—	—	9,411	(6)		$256,262	(11)
	—	—			$—	—	27,222	(7)		$741,255	(11)
	—	—			$—	—	61,596	(8)		$1,677,259	(11)
Robert G. Kramer	15,375	7,687	(4)		$14.41	11/4/2019	—			$—
	2,627	5,252	(2)		$14.67	3/11/2020	—			$—
	0	52,062	(3)		$28.09	3/10/2021	—			$—
	—	—			$—	—	3,844	(9)		$104,672.12	(11)
	—	—			$—	—	2,626	(7)		$71,505.98	(11)
	—	—		$			26,031	(8)		$708,824.13	(11)
Adam Havey	10,238	—			$18.90	3/9/2016	—			$—
	3,467	—			$15.91	3/8/2017	—			$—
	20,380	—			$24.15	3/14/2018	—			$—
	4,886	4,887	(1)		$15.83	3/12/2019	—			$—
	7,960	15,919	(2)		$14.67	3/11/2020	—			$—
	—	28,119	(3)		$28.09	3/10/2021	—			$—
	—	—			$—	—	2,443	(6)		$66,522.89	(11)
	—	—			$—	—	7,959	(7)		$216,723.57	(11)
	—	—			$—	—	14,060	(8)		$382,853.80	(11)
Barry Labinger	10,095	20,189	(5)		$20.94	11/11/2020	—			$—
	—	28,119	(3)		$28.09	3/10/2021	—			$—
	—	—			$—	—	10,094	(10)		$274,860	(11)
	—	—			$—	—	14,060	(8)		$382,854	(11)

(1)	The unexercisable portion of this stock option award vested on March 12, 2015.

(2)	Approximately one half of this stock option award vested on March 11, 2015 and the remaining unvested portion of this stock option award will vest on March 11, 2016.

(3)	Approximately one third of this stock option award vested on March 10, 2015 and approximately one third of this stock option award will vest on each of March 10, 2016 and 2017.

(4)	The unexercisable portion of this stock option award will vest on November 5, 2015.

(5)	Approximately half of the unexercisable portion of this stock option award vested on November 11, 2015 and the remaining portion of this stock option award will vest on November 11, 2016.

(6)	The unvested portion of this restricted stock unit award vested on March 12, 2015.

(7)	Approximately one half of this restricted stock unit award vested on March 11, 2015 and the remaining unvested portion of this restricted stock unit award will vest on March 11, 2016.

(8)	Approximately one third of this restricted stock unit award vested on March 10, 2015 and approximately one third of this restricted stock unit award will vest on each of March 10, 2016 and 2017.

(9)	The remaining portion of this restricted stock unit award will vest on November 4, 2015.

(10)	Approximately one half of the unvested portion of this restricted stock unit award will vest on November 11, 2015 and the remaining unvested portion of this restricted stock unit award will vest on November 11, 2016.

(11)	Represents the closing price of our common stock on December 31, 2014 multiplied by the number of shares underlying the unvested proration of the restricted stock unit award as of December 31, 2014.

2014 OPTION EXERCISES AND STOCK AWARDS VESTED

The following table sets forth information regarding the exercise of stock options during the fiscal year ended December 31, 2014 for each of the named executive officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vest	Value Realized on Vest(2)
Fuad El-Hibri	—	$—	25,690	$697,082
Daniel J. Abdun-Nabi	11,576	$119,966	30,022	$816,209
Robert Kramer	—	$—	5,157	$121,643
Adam Havey	23,382	$230,947	9,820	$266,728
Barry Labinger	—	$—	5,048	$125,796

(1)	The amounts in the “Value Realized on Exercise” column are calculated based on the difference between the closing market price per share of our common stock on the date of exercise and the exercise price per share of the applicable stock option.

(2)	The amounts in the “Value Realized on Vest” column are calculated based on the closing market price per share of our common stock on the date of vest.

PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In December 2011, the compensation committee of our board of directors approved the Senior Management Severance Plan effective December 20, 2011. The Senior Management Severance Plan replaces our senior management termination protection program, and was adopted in part to:

•	remove the ability for any executive to resign within a certain period of time after a change of control for any reason and still receive severance benefits; and

•	eliminate gross-up payments with respect to applicable excise taxes on any payment to participants.

The Senior Management Severance Plan is for the benefit of employees with the title of executive chair, chief executive officer, president, executive vice president, senior vice president or vice president who have been designated to participate in the Senior Management Severance Plan by our board of directors or, with the authorization of our board of directors, by our chief executive officer. Our chief executive officer is authorized to designate the greater of 7% of the total number of our employees, or 35 employees, to be participants in the Senior Management Severance Plan at any particular time, on the basis of name, title, function or compensation level. Our chief executive officer will at all times be a participant under the Senior Management Severance Plan and shall have no less favorable rights under the Senior Management Severance Plan than any other participant. Each of the named executive officers is currently a participant in the Senior Management Severance Plan.

The Senior Management Severance Plan continues in effect through December 31, 2015. Commencing on December 31, 2015, and on December 31 of each year thereafter, the Senior Management Severance Plan will be automatically extended for additional one-year periods unless we provide 90 days’ prior written notice to the participating employees that the term will not be extended.

For-cause terminations.    If during the term of the Senior Management Severance Plan, we terminate a participant’s employment with cause, then the participant will not be entitled to receive any compensation, benefits or rights under the Senior Management Severance Plan, and any stock options or other equity participation benefits vested on or prior to the date of the termination, but not yet exercised, will immediately terminate.

Without-cause terminations.    If during the term of the Senior Management Severance Plan we terminate a participant’s employment without cause, as defined in the Senior Management Severance Plan, then the participant will be entitled to:

•	any unpaid base salary and accrued paid time-off through the date of termination;

•	a pro rata portion of the participant’s target annual bonus in respect of the year of termination;

•	any bonus earned but unpaid as of the date of termination for any previously completed year;

•	reimbursement for any unreimbursed expenses incurred by the participant prior to the date of termination;

•	an amount equal to a specified percentage of the participant’s annual base salary and target bonus, as indicated in the table below;

•	employee and fringe benefits and perquisites, if any, to which the participant may be entitled as of the date of termination under our relevant plans, policies and programs; and

•

continued eligibility for the participant and his or her eligible dependents to receive employee benefits (such as medical, dental, life insurance (not to exceed one year), and pension benefits), for a stated period following the participant’s date of termination as indicated in the table below, except when the provision of employee benefits would result in a duplication of benefits provided by any subsequent employer.

The following table sets forth the percentage of base salary and the stated period for continued employee benefits to which each of our named executive officers is entitled if we terminate the executive officer’s employment without cause.

Benefits for a Termination Without Cause

Name	Percentage of Annual Base Salary and Bonus	Stated Period for Continued Employee Benefits
Fuad El-Hibri	200%	none
Daniel J. Abdun-Nabi	150%	18 months
Robert Kramer	125%	15 months
Adam Havey	125%	15 months
Barry Labinger	125%	15 months

The following table sets forth the amount of potential payments and value of benefits that each named executive officer who was serving as an executive officer on December 31, 2014 would have received if we had terminated the executive officer’s employment without cause on December 31, 2014.

	Termination without Cause
Name	Cash Payments(1)	Value of Benefits(2)	Value of Equity Awards
Fuad El-Hibri	$1,800,032	$—	$—
Daniel J. Abdun-Nabi	$1,836,039	$37,153	$—
Robert G. Kramer	$854,997	$30,960	$—
Adam Havey	$721,890	$30,960	$—
Barry Labinger	$806,207	$30,960	$—

(1)	The amounts in this column represent the aggregate amount equal to the applicable specified percentage of the named executive officer’s annual base salary and target bonus in effect on December 31, 2014 plus 100% (the applicable pro rata portion) of the named executive officer’s target annual bonus for 2014.

(2)	The amounts in this column reflect the estimated value of future premiums under our health and welfare benefit plans and life insurance program.

Change-of-control terminations.    If during the term of the Senior Management Severance Plan, we terminate a participant’s employment without cause or a participant resigns for good reason, as defined in the Senior Management Severance Plan, in each case within 18 months following a change of control, as defined in the Senior Management Severance Plan, then the participant will be entitled to:

•	a lump sum amount equal to the sum of:

—	any unpaid base salary and accrued paid time-off through the date of termination,

—	a pro rata portion of the participant’s target annual bonus in respect of the year of termination,

—	any bonus earned but unpaid as of the date of termination for any previously completed year,

—	any unreimbursed expenses incurred by the participant prior to the date of termination, and

— an	amount equal to a specified percentage of the sum of the participant’s base salary and the participant’s target bonus, as indicated in the table below;

•	employee and fringe benefits and perquisites, if any, to which the participant may be entitled as of the date of termination of employment under our relevant plans, policies and programs;

•

any unvested stock options held by the participant that are outstanding on the date of termination will become fully vested as of that date and any restricted stock unit awards held by the participant that are outstanding on the date of termination shall also be deemed fully vested as of that date such that the shares of common stock covered by the award will be held outright by the participant free of the previously-applicable restrictions. In addition, the period during which any stock options held by the participant that are outstanding on that date may be exercised shall be extended to a date that is the later of the 15th day of the third month following the termination date, or December 31 of the calendar year in which the stock option would otherwise have expired if the exercise period had not been extended, but not beyond the final date the stock option could have been exercised if the participant’s employment had not terminated, in each case based on the term of the option at the original grant date;

•

continued eligibility for the participant and his or her eligible dependents to receive employee benefits (such as medical, dental, life insurance (not to exceed one year), disability and pension benefits), for a stated period following the participant’s date of termination as indicated in the table below, except when the provision of employee benefits would result in a duplication of benefits provided by any subsequent employer;

•

the retention for the maximum period permitted by applicable law of all rights the participant has to indemnification from us immediately prior to the change of control and the continuation throughout the period of any applicable statute of limitations of any director’s and officer’s liability insurance covering the participant immediately prior to the change of control; and

•

the advancement to the participant of all costs and expenses, including attorney’s fees and disbursements, incurred by the participant in connection with any legal proceedings that relate to the termination of employment or the interpretation or enforcement of any provision of the Senior Management Severance Plan, for which the participant will have no obligation to reimburse us if the participant prevails in the proceeding with respect to at least one material issue or the proceeding is settled.

The following table sets forth the percentage of base salary and bonus and the stated period for continued employee benefits to which each of our named executive officers is entitled under the circumstances described above in connection with a change of control.

Benefits for a Termination In Connection with a Change in Control

Name	Percentage of Annual Base Salary and Bonus	Stated Period for Continued Employee Benefits
Fuad El-Hibri	200%	none
Daniel J. Abdun-Nabi	250%	30 months
Robert Kramer	200%	24 months
Adam Havey	200%	24 months
Barry Labinger	200%	24 months

The following table sets forth the amount of potential payments and value of benefits that each named executive officer who was serving as an executive officer on December 31, 2014 would have received if we had terminated the executive officer’s employment prior to or in connection with a change of control on December 31, 2014.

	Termination Prior to or in Connection with a Change of Control
Name	Cash Payments(1)	Value of Benefits(2)	Value of Equity Awards(3)
Fuad El-Hibri	$1,800,032	$—	$5,253,191
Daniel J. Abdun-Nabi	$3,060,065	$61,921	$4,531,946
Robert G. Kramer	$1,367,995	$49,537	$1,115,105
Adam Havey	$1,155,024	$49,537	$1,009,078
Barry Labinger	$1,289,931	$49,537	$721,211

(1)	The amounts in this column represent the aggregate amount equal to the applicable specified percentage of the named executive officer’s annual base salary and target bonus in effect on December 31, 2014, plus 100% (the applicable pro rata portion) of the named executive officer’s target annual bonus for 2014.

(2)	The amounts in this column reflect the estimated value of future premiums under our health and welfare benefit plans and life insurance program.

(3)	The amounts in this column reflect the value of accelerated vesting of stock options and restricted stock units. The amounts reflecting the value of accelerated vesting of stock options are calculated by multiplying the number of shares subject to accelerated vesting under outstanding stock options by the difference between $27.23, which was the closing market price per share of our common stock on December 31, 2014, and the per share exercise price of the applicable accelerated stock option. The amounts reflecting the value of accelerated vesting of restricted stock units are calculated by multiplying the number of shares subject to accelerated vesting under restricted stock unit grants by $27.23, which was the closing market price per share of our common stock on December 31, 2014.

General provisions.    All payments under the Senior Management Severance Plan will be reduced by any applicable taxes required by applicable law to be paid or withheld by us. If at the time a participant’s employment is terminated, the participant is a specified employee within the meaning of Section 409A of the Internal Revenue Code, then any payments to the participant that constitute non-qualified deferred compensation within the meaning of Section 409A will be delayed by a period of six months. All such payments that would have been made to the participant during the six-month period will be made in a lump sum on the date that is six months and one day following the date of termination, and all remaining payments will commence in the seventh month following the date of termination. Our board of directors or any committee thereof designated by our board of directors is authorized to administer the Senior Management Severance Plan and has authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Senior Management Severance Plan as it deems advisable.

As a condition to payment of any amounts under the Senior Management Severance Plan, the participant is required:

•	for the same stated period during which we have agreed to provide continued employee benefits to the terminated employee, not to:

—	induce, counsel, advise, solicit or encourage our employees to leave our employ or to accept employment with any other person or entity,

—

induce, counsel, advise, solicit or encourage any person who we employed within six months prior to that time to accept employment with any person or entity besides us or hire or engage that person as an independent contractor,

—

solicit, interfere with or endeavor to cause any of our customers, clients or business partners to cease or reduce its relationship with us or induce any such customer, client or business partner to breach any agreement that such customer, client or business partner may have with us, and

—	engage in or have a financial interest in any business competing with us within any state, region or locality in which we are then doing business or marketing products;

•

upon reasonable notice and at our expense, to cooperate fully with any reasonable request that may be made by us in connection with any investigation, litigation or other similar activity to which we are or may be a party or may otherwise be involved and for which the participant may have relevant information; and

•

to sign and deliver a suitable waiver and release under which the participant will release and discharge us from and on account of any and all claims that relate to or arise out of our employment relationship.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2014 regarding securities authorized for issuance under our equity compensation plans, consisting of our Third Amended and Restated 2006 Stock Incentive Plan and our employee stock purchase plan, as amended. Both of our equity compensation plans were adopted with the approval of our stockholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(a)	Wighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)(1)
Equity compensation plans approved by stockholders	4,808,505	$16.08	5,359,674
Equity compensation plans not approved by stockholders	—	$—	—
Total	4,808,505		5,359,674

(1)	Includes 4,461,925 and 897,749, respectively, of equity available for issuance under our Third Amended and Restated 2006 Stock Incentive Plan and our employee stock purchase plan. In addition to being available for future issuance upon exercise of stock options and vesting of restricted stock unit awards that have been or may be granted after December 31, 2014, our Third Amended and Restated 2006 Stock Incentive Plan provides for the issuance of restricted stock awards and other stock-based awards.

TRANSACTIONS WITH RELATED PERSONS

Agreements with Intergen N.V.

On November 5, 2008, we entered into an amended and restated marketing agreement with Intergen N.V. that amended and restated a prior amended and restated marketing agreement between the parties. Yasmine Gibellini, the chairperson and a major shareholder of Intergen, is the sister of Fuad El-Hibri, the executive chairman of our board of directors. Under the marketing agreement, we appointed Intergen as our marketing representative for the sale and promotion of BioThrax® (Anthrax Vaccine Adsorbed), PreviThrax™ (Recombinant Protective Antigen Anthrax Vaccine, Purified), Anthrivig™ (Fully Human Anthrax Immunoglobulin), recombinant botulinum vaccine and botulinum immune globulin in Saudi Arabia, Qatar and United Arab Emirates, unless the export of such products to any of these countries is prohibited by the U.S. government. The appointment is non-exclusive. We have agreed to pay Intergen a fee equal to 17.5% of net sales of the marketed products pursuant to customer contracts in Saudi Arabia, and 15% in Qatar and United Arab Emirates. Under the marketing agreement, we have agreed to reimburse Intergen for out-of-pocket expenses attributable to a particular purchase contract up to a specified percentage of net sales under that contract. The marketing agreement provides for automatic one-year successive renewals of the agreement, unless terminated by either party. Either party may terminate the marketing agreement on 90 days’ notice. We have not paid Intergen any fees to date under this agreement.

Registration Rights

In September 2006, we granted registration rights with respect to shares of our common stock to certain of our principal stockholders. The following table sets forth the number of shares of our common stock subject to these registration rights that are held by our 5% stockholders and their affiliates as of March 31, 2015.

Name	Number of Shares of Common Stock
Intervac, L.L.C.	4,344,250
BioVac, L.L.C.	1,524,155

Demand registration rights.    Subject to specified limitations, holders of these registration rights may require that we register all or part of our common stock subject to the registration rights for sale under the Securities Act of 1933. These holders may demand registration of our common stock so long as the aggregate offering price to the public of the shares requested to be registered is at least $25,000,000. We are required to effect only one demand registration, subject to specified exceptions.

Incidental registration rights.    If we propose to register any of our common stock under the Securities Act of 1933, subject to specified exceptions, either for our own account or for the account of other security holders, holders of registration rights are entitled to notice of the registration and to include shares of common stock that are subject to the registration rights in the registered offering. In connection with our Registration Statement on Form S-3 declared effective in 2012, we registered an aggregate of 3,000,000 shares for sale from time to time by these stockholders.

Limitations and expenses.    With specified exceptions, the right to include shares in a registration is subject to the right of underwriters for the offering to limit the number of shares included in the offering. We are required to pay one-half of all fees, costs and expenses of any demand registration, other than underwriting discounts and commissions.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. Our form of indemnification agreement, and our certificate of incorporation and by-laws, require us to indemnify and advance expenses to these persons to the full extent permitted by Delaware law. We also intend to enter into an indemnification agreement with each of our future directors and executive officers.

Policies and Procedures for Related Person Transactions

In March 2007, our board of directors adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is consistent with our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual gross revenues; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter. There were no related person transactions in 2014 with respect to which these policies and procedures were not followed.

ADDITIONAL MATTERS

Other Matters

Our board of directors has no knowledge of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on those matters.

Requests for Copies of Annual Report

We will provide without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including financial statements and schedules, to each of our stockholders of record on March 31, 2015, and to each beneficial owner of common stock on that date, upon receipt of a written request for the Form 10-K mailed to our offices, Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, MD 20879, Attention: Investor Relations, telephone: (240) 631-3200. In the event that exhibits to the Form 10-K are requested, a fee will be charged for reproduction of the exhibits. Requests from beneficial owners of common stock must set forth a good faith representation as to such ownership. Our filings with the SEC are available without charge on our website at www.emergentbiosolutions.com as soon as reasonably practicable after they are filed.

Stockholder Proposals for the 2016 Annual Meeting

Any stockholder who intends to present a proposal at the company’s annual meeting to be held in 2016, and who wishes to have the proposal included in the company’s proxy statement for that meeting, must deliver the proposal to the company’s Corporate Secretary no later than December 12, 2015. Any proposal received after this date will be considered untimely and may be excluded from the proxy statement. A proposal must satisfy the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement for that meeting.

A stockholder may present a proposal that is a proper subject for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures set forth in the company’s by-laws. The by-laws require that a stockholder who intends to present a proposal at an annual meeting of stockholders submit the proposal to the Corporate Secretary not fewer than 90 and not more than 120 days before the anniversary of the date of the previous year’s annual meeting. To be eligible for consideration at the 2016 annual meeting, such a proposal and any nominations for director must be received by the Corporate Secretary between January 22, 2016 and February 21, 2016. This advance notice period is intended to allow stockholders an opportunity to consider all business and nominees expected to be considered at the meeting. Any such proposal received after this date may be considered untimely and may be excluded.

All submissions to, or requests from, the Corporate Secretary should be made to Emergent BioSolutions Inc., Attention: Corporate Secretary, 400 Professional Drive, Suite 400, Gaithersburg, MD 20879.

By Order of the board of directors,

A.B. Cruz III

Executive Vice President, General Counsel and Corporate Secretary

Gaithersburg, Maryland

April 10, 2015

OUR BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE

ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED

TO VOTE YOUR PROXY AS SOON AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU

MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

EMERGENT BIOSOLUTIONS INC.

400 PROFESSIONAL DRIVE, SUITE 400

GAITHERSBURG, MD 20879

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY Of fUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M83349-P61864

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

EMERGENT BIOSOLUTIONS INC.

for Withhold for All

To withhold authority to vote for any individual

The Board of Directors recommends a vote “fOR” the election of all Class III director nominees and “fOR”

All

All

Except

nominee(s), mark “For All Except” and write the

number(s) of the nominee(s) on the line below.

Proposals 2 and 3.

1. To elect four Class III directors to hold office for a term expiring at our 2018 annual meeting of stockholders and until their respective successors are duly elected and qualified

Nominees:

01) Daniel J. Abdun-Nabi

02) Dr. Sue Bailey

03) Dr. Jerome Hauer

04) Dr. John E. Niederhuber

! ! !

for Against Abstain

2. To ratify the appointment by the audit committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015.

3. To approve, on an advisory basis, the compensation of our named executive officers.

4. To act upon any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS OF

EMERGENT BIOSOLUTIONS INC.

MAY 21, 2015

Dear Stockholder:

Please take note of the important information accompanying this proxy card. There are matters related to the operation of Emergent BioSolutions that require your prompt attention. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please vote these shares using one of the methods described on the reverse side of this proxy card. Thank you in advance for your prompt consideration of these matters.

Sincerely,

Board of Directors of Emergent BioSolutions Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of the Meeting, Annual Report on Form 10-K, Proxy Statement and Proxy Card are available at http://materials.proxyvote.com/29089Q

M83350-P61864

EMERGENT BIOSOLUTIONS INC.

400 PROFESSIONAL DRIVE, SUITE 400

GAITHERSBURG, MD 20879

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

The undersigned, revoking all prior proxies, hereby appoints Daniel J. Abdun-Nabi, Robert G. Kramer and A.B. Cruz III as proxies, each with full power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all shares of common stock of Emergent BioSolutions Inc. (the “Company”) held of record by the undersigned as of March 31, 2015 at the Annual Meeting of Stockholders to be held on May 21, 2015 at 9:00 a.m., Eastern time at the Hilton Washington D.C. North, 620 Perry Parkway, Gaithersburg, MD 20877 and at any adjournment or postponement thereof, and, in their discretion, on any matters properly presented for a vote at the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL CLASS III DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 AND 3.

(Continued and to be signed on the reverse side)